                                  $50,000,000


                      AMENDED, CONSOLIDATED AND RESTATED
                                CREDIT AGREEMENT


                        DATED AS OF SEPTEMBER 30, 1996


                                     AMONG


                           USCS INTERNATIONAL, INC.


                                 AS BORROWER


                                     AND


                       THE LENDER PARTIES NAMED HEREIN


                             AS LENDER PARTIES


                                     AND


                         NATIONSBANK OF TEXAS, N.A.


                          AS ADMINISTRATIVE AGENT

                                  TABLE OF CONTENTS

ARTICLE I          DEFINITIONS AND ACCOUNTING TERMS  . . . . . . . . . . . .   1
    SECTION 1.1    Certain Defined Terms . . . . . . . . . . . . . . . . . .   1
    SECTION 1.2    Computation of Time Periods . . . . . . . . . . . . . . .  18
    SECTION 1.3    Accounting Terms. . . . . . . . . . . . . . . . . . . . .  18
    SECTION 1.4    Other Definitional Provisions . . . . . . . . . . . . . .  18

ARTICLE II         AMOUNTS AND TERMS OF THE ADVANCES . . . . . . . . . . . . 18
    SECTION 2.1    Amounts of Advances . . . . . . . . . . . . . . . . . . .  18
    SECTION 2.2    Borrowing Procedures. . . . . . . . . . . . . . . . . . .  18
    SECTION 2.3    Reduction of the Revolving Commitments. . . . . . . . . .  22
    SECTION 2.4    Repayment . . . . . . . . . . . . . . . . . . . . . . . .  22
    SECTION 2.5    Prepayments . . . . . . . . . . . . . . . . . . . . . . .  23
    SECTION 2.6    Interest. . . . . . . . . . . . . . . . . . . . . . . . .  24
    SECTION 2.7    Fees. . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    SECTION 2.8    Increased Costs and Capital Requirements. . . . . . . . .  27
    SECTION 2.9    Payments and Computations . . . . . . . . . . . . . . . .  28
    SECTION 2.10   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    SECTION 2.11   Sharing of Payments, Etc. . . . . . . . . . . . . . . . .  32
    SECTION 2.12   Use of Proceeds . . . . . . . . . . . . . . . . . . . . .  33
    SECTION 2.13   Evidence of Debt. . . . . . . . . . . . . . . . . . . . .  33

ARTICLE III        AMOUNTS AND TERMS OF LETTERS OF CREDIT. . . . . . . . . .  34
    SECTION 3.1    The L/C Subfacility . . . . . . . . . . . . . . . . . . .  34
    SECTION 3.2    Issuance of Letters of Credit . . . . . . . . . . . . . .  34
    SECTION 3.3    Drawing and Reimbursement . . . . . . . . . . . . . . . .  35
    SECTION 3.4    Obligations Absolute. . . . . . . . . . . . . . . . . . .  35
    SECTION 3.5    Letter of Credit Compensation . . . . . . . . . . . . . .  36
    SECTION 3.6    Use of Letters of Credit. . . . . . . . . . . . . . . . .  37

ARTICLE IV         CONDITIONS OF LENDING . . . . . . . . . . . . . . . . . .  37
    SECTION 4.1    Conditions Precedent to Closing . . . . . . . . . . . . .  37
    SECTION 4.2    Conditions Precedent to Each Borrowing and Issuance . . .  39
    SECTION 4.3    Determinations Under Article IV . . . . . . . . . . . . .  39

ARTICLE V          REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . .  40
    SECTION 5.1    Representations and Warranties of the Borrower. . . . . .  40

ARTICLE VI         COVENANTS OF THE BORROWER . . . . . . . . . . . . . . . .  46
    SECTION 6.1    Affirmative Covenants . . . . . . . . . . . . . . . . . .  46
    SECTION 6.2    Negative Covenants. . . . . . . . . . . . . . . . . . . .  49
    SECTION 6.3    Reporting Requirements. . . . . . . . . . . . . . . . . .  54
    SECTION 6.4    Financial Covenants . . . . . . . . . . . . . . . . . . .  56

ARTICLE VII        EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . .  57
    SECTION 7.1    Events of Default . . . . . . . . . . . . . . . . . . . .  57
    SECTION 7.2    Actions in Respect of the Letters of Credit Upon Default.  60

ARTICLE VIII       THE AGENT . . . . . . . . . . . . . . . . . . . . . . . .  60
    SECTION 8.1    Authorization and Action. . . . . . . . . . . . . . . . .  60
    SECTION 8.2    Agent's Reliance, Etc . . . . . . . . . . . . . . . . . .  60
    SECTION 8.3    NationsBank and Affiliates. . . . . . . . . . . . . . . .  61
    SECTION 8.4    Lender Party Credit Decision. . . . . . . . . . . . . . .  61
    SECTION 8.5    Indemnification . . . . . . . . . . . . . . . . . . . . .  61
    SECTION 8.6    Successor Agents. . . . . . . . . . . . . . . . . . . . .  62

ARTICLE IX         MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . .  63
    SECTION 9.1    Amendments, Etc.  . . . . . . . . . . . . . . . . . . . .  63
    SECTION 9.2    Notices, Etc. . . . . . . . . . . . . . . . . . . . . . .  64
    SECTION 9.3    No Waiver; Remedies . . . . . . . . . . . . . . . . . . .  64
    SECTION 9.4    Costs, Expenses and Taxes . . . . . . . . . . . . . . . .  64
    SECTION 9.5    Right of Set-off. . . . . . . . . . . . . . . . . . . . .  66
    SECTION 9.6    Binding Effect. . . . . . . . . . . . . . . . . . . . . .  66
    SECTION 9.7    Assignments and Participations. . . . . . . . . . . . . .  66
    SECTION 9.8    Governing Law . . . . . . . . . . . . . . . . . . . . . .  69
    SECTION 9.9    Execution in Counterparts . . . . . . . . . . . . . . . .  69
    SECTION 9.10   Consent to Jurisdiction and Service of Process. . . . . .  69
    SECTION 9.11   Performance of Obligations. . . . . . . . . . . . . . . .  70
    SECTION 9.12   Lender Parties' Action for Their Own Protection Only. . .  70
    SECTION 9.13   Change in Accounting Principles . . . . . . . . . . . . .  70
    SECTION 9.14   Entire Agreement. . . . . . . . . . . . . . . . . . . . .  71
    SECTION 9.15   WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . .  71

                                  LIST OF SCHEDULES

Schedule I-Commitments and Applicable Lending Offices

Schedule 1.1-List of Existing Letters of Credit

Schedule 4.1(d)-Description of Surviving Debt

Schedule 5.1(b)-List of all Subsidiaries of each Loan Party

Schedule 5.1(k)-List of all Plans, Multiemployer Plans and Welfare Plans

Schedule 5.1(n)(i)-List of all Material Contracts of Borrower and its Subsidiaries

Schedule 5.1(n)(iv)-List of all Joint Venture and Partnership Agreements to which Borrower or any of its Subsidiaries is a party

Schedule 5.1(o)(ii)-List of each Taxable Year of the Borrower for which Federal income tax returns have been filed

Schedule 5.1(t)-List of all Investments held by any Loan Party or any of their Subsidiaries

Schedule 6.2(a)-List of all Liens


                                   LIST OF EXHIBITS

Exhibit A-1-Form of Revolving Note

Exhibit A-2-Form of Swing Line Note

Exhibit B-Form of Notice of Borrowing

Exhibit C-Form of Assignment and Acceptance

Exhibit D-Form of Notice of Issuance

Exhibit E-Form of Subsidiary Guaranty

Exhibit F-Form of Solvency Certificate

Exhibit G-Form of Borrower's Counsel Opinion

                 AMENDED, CONSOLIDATED AND RESTATED CREDIT AGREEMENT


    THIS AMENDED, CONSOLIDATED AND RESTATED CREDIT AGREEMENT (as it may be amended, supplemented or otherwise modified from time to time, this "AGREEMENT") dated as of September 30, 1996 is by and among USCS INTERNATIONAL, INC., a Delaware corporation (successor by merger to U.S. Computer Services) (the "BORROWER"), the financial institutions listed on the signature pages hereof as Lenders (the "INITIAL LENDERS"), and NATIONSBANK OF TEXAS, N.A. ("NATIONSBANK"), as L/C Bank (as hereinafter defined) and as administrative agent (in such capacity, together with any successor in such capacity appointed pursuant to
Article VII, the "AGENT") for the Lender Parties (as hereinafter defined) hereunder.


                                PRELIMINARY STATEMENTS

    (1) U.S. Computer Services (predecessor in interest to the Borrower), certain lenders party thereto and NationsBank, as L/C Bank and Agent, entered into that certain Credit Agreement, dated as of February 15, 1996 (the "USCS CREDIT AGREEMENT").

    (2) International Billing Services, a California corporation ("IBS"), certain lenders party thereto and NationsBank, as L/C Bank and Agent, entered into that certain Credit Agreement, dated as of February 15, 1996 (the "IBS CREDIT AGREEMENT;" together with the USCS Credit Agreement, the "EXISTING CREDIT AGREEMENTS").

    (3) The parties to the Existing Credit Agreements have agreed to amend, consolidate and restate the terms thereof as set forth below.


                                      AGREEMENT

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                      ARTICLE I

                           DEFINITIONS AND ACCOUNTING TERMS

    SECTION I.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

    "ADVANCE" means a Revolving Advance, a Swing Line Advance or an L/C
    Advance.

    "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

    "AGENT" has the meaning specified in the recital of parties to this Agreement.

    "AGENT'S ACCOUNT" means the account of the Agent maintained by the Agent with NationsBank at its office at 901 Main Street, Dallas, Texas 75202, ABA No. 111-000-025, Account No. 129-2000-883, Reference: USCS International, Inc.

    "AGREEMENT" has the meaning specified in the recital of parties to this Agreement.

    "APPLICABLE LENDING OFFICE" means, with respect to each Lender Party, such Lender Party's Domestic Lending Office in the case of a Base Rate Advance and such Lender Party's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

    "APPLICABLE MARGIN" means, at any time of determination, with respect to any Eurodollar Rate Advances, a percentage per annum equal to the percentage set forth below opposite the applicable Debt to EBITDA Ratio in effect at such time:

    PRICING LEVEL            DEBT TO EBITDA RATIO          APPLICABLE MARGIN
    -------------            --------------------          -----------------

          I                  less than 0.50:1.00                0.550%

         II                  0.50:1.00 or greater,              0.675%
                             but less than 1.00:1.00

        III                  1.00:1.00 or greater,              0.750%
                             but less than 1.50:1.00

         IV                  1.50:1.00 or greater,              1.000%
                             but less than 2.00:1.00

          V                  2.00:1.00 or greater               1.250%

The Applicable Margin for each Eurodollar Rate Advance shall be determined by reference to the Debt to EBITDA Ratio in effect from time to time; PROVIDED, HOWEVER, that (a) notwithstanding the current Debt to EBITDA Ratio, at any time that the long term senior debt rating of the Borrower shall be at least "Baa3" (or the then equivalent grade) by Moody's or "BBB-" (or the then equivalent grade) by S&P, the Applicable Margin shall be based on Pricing Level I, (b) until receipt by the Agent of the Borrower's financial statements, certificates and schedules required pursuant to Section 6.3(b) for the period ended September 30, 1996, the Applicable Margin shall be based on Pricing Level II, (c) no change (except as provided in clause (d) below) in the Applicable Margin shall be effective until five Business Days after the date on which the Agent receives financial statements, certificates and schedules required pursuant to Section 6.3(b) or (c), as applicable, demonstrating such change, (d) if at any time, and for so long as, a Default has occurred and is continuing based on the Borrower's failure to deliver the financial statements, certificates and schedules referred to in the foregoing clause (c), the Applicable Margin shall be based on Pricing Level V and any change in the Applicable Margin resulting from such failure to deliver financial statements, certificates and schedules shall be effective as of the date such Default occurs, (e) except as provided in the following clause (f), upon the effectiveness of any change in the Applicable Margin, the new Applicable Margin shall be given retroactive effect as to each outstanding Advance to the then most recent of (i) the first day of the then current fiscal quarter of the Borrower, and (ii) the last date on which interest was due and payable in respect of such Advance, and (f) upon the effectiveness of any change in the Applicable Margin pursuant to the foregoing clause (c) at any time when the Applicable Margin is determined pursuant to the foregoing clause (d), the new Applicable Margin shall be given effect only as of the effectiveness thereof (and shall not be given retroactive effect).

    "APPROPRIATE LENDER" means, at any time, (a) with respect to the Revolving Facility, each Lender and (b) with respect to the Swing Line Advances, the Swing Line Lender.

    "ARRANGER" means NationsBanc Capital Markets, Inc.

    "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Agent, in accordance with Section 9.7 and in substantially the form of Exhibit C hereto.

    "AVAILABLE AMOUNT" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time or, if greater, at any future time (assuming compliance at such time or such future time with all conditions to drawing).

    "BASE RATE" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of: (a) the rate of interest announced publicly by NationsBank from time to time as NationsBank's prime rate; and (b) 1/2 of one percent per annum above the Federal Funds Rate.

    "BASE RATE ADVANCE" means an Advance that bears interest as provided in
Section 2.6(a), which Advance may be a Revolving Advance or a Swing Line
Advance.

    "BORROWER" has the meaning set forth in the recital of parties to this Agreement.

    "BORROWER'S ACCOUNT" means the account of the Borrower maintained by the Borrower with NationsBank at its office at 901 Main Street, Dallas, Texas 75202, ABA No. 111-0000-12, Account No. 3750062065.

    "BORROWING" means a Revolving Borrowing or a Swing Line Borrowing.

    "BUSINESS DAY" means a day of the year on which banks are not required or authorized by law to close in Los Angeles, California or Dallas, Texas and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

    "CABLEDATA" means CableData, Inc., a California corporation.

    "CABLEDATA INTERNATIONAL" means CableData International Ltd., a United Kingdom corporation.

    "CABLELEASE" means CableLease, Inc., a California corporation.

    "CAPITAL EXPENDITURES" means, for any period, the sum of (a) all expenditures during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that are purchased or otherwise acquired and recorded as capital assets in accordance with GAAP plus (b) the aggregate principal amount of all Debt (including the principal component of obligations under Capitalized Leases) assumed or incurred during such period in connection with any such expenditures.

    "CAPITALIZED LEASES" has the meaning specified in clause (e) of the definition of Debt.

    "CASH EQUIVALENTS" means any of the following, to the extent owned by the Borrower free and clear of all Liens and having a maturity of not greater than 12 months from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that (i) is a Lender Party or a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c), and
(iii) is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion, (c) commercial paper (other than commercial paper issued by or on behalf of the Borrower or any of its Affiliates) in an aggregate amount of no more than $5,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least "Prime-1" (or the then equivalent grade) by Moody's or "A-1" (or the then equivalent grade) by S&P, (d) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than twelve months from the date of acquisition thereof and, at the time of acquisition, having the highest rating generally obtainable from either S&P or Moody's (or the then equivalent grade), or (e) investments in money market or mutual funds that invest in Cash Equivalents of the types described in clauses (a), (b), (c) and (d) above.

    "CASH FLOW COVERAGE RATIO" means, for any period, the ratio of (a)(i)
EBITDA of the Borrower and its Subsidiaries on a Consolidated basis during such period MINUS (ii) Capital Expenditures of the Borrower and its Subsidiaries on a Consolidated basis during such period to (b) Consolidated Interest Expense during such period.

    "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended or supplemented from time to time, and the regulations promulgated pursuant thereto.

    "CLOSING DATE" means the date on which all of the conditions set forth in
Section 4.1 have been satisfied or waived by each of the Lender Parties.

    "COMMITMENT" means a Revolving Commitment or a Swing Line Commitment.

    "COMMITMENT FEE PERCENTAGE" means, at any time of determination, a percentage per annum equal to the percentage set forth below opposite the Debt to EBITDA Ratio in effect at such time:
                                                             COMMITMENT FEE
    PRICING LEVEL            DEBT TO EBITDA RATIO               PERCENTAGE
    -------------            --------------------            --------------

          I                  less than 0.50:1.00                0.175%

         II                  0.50:1.00 or greater,              0.200%
                             but less than 1.00:1.00

        III                  1.00:1.00 or greater,              0.225%
                             but less than 1.50:1.00

         IV                  1.50:1.00 or greater,              0.250%
                             but less than 2.00:1.00

          V                  2.00:1.00 or greater               0.300%

The Commitment Fee Percentage shall be determined by reference to the Debt to EBITDA Ratio in effect from time to time; PROVIDED, HOWEVER, that (a) notwithstanding the current Debt to EBITDA Ratio, at any time that the long term senior debt rating of the Borrower shall be at least "Baa3" (or the then equivalent grade) by Moody's or "BBB-" (or the then equivalent grade) by S&P, the Commitment Fee Percentage shall be based on Pricing Level I, (b) until receipt by the Agent of the Borrower's financial statements, certificates and schedules required pursuant to Section 6.3(b) for the period ended September 30, 1996, the

Commitment Fee Percentage shall be based on Pricing Level II, (c) no change (except as provided in clause (d) below) in the Commitment Fee Percentage shall be effective until five Business Days after the date on which the Agent receives financial statements, certificates and schedules required pursuant to Section 6.3(b) or (c), as applicable, demonstrating such change, (d) if at any time, and for so long as, a Default has occurred and is continuing based on the Borrower's failure to deliver the financial statements, certificates and schedules referred to in the foregoing clause (c), the Commitment Fee Percentage shall be based on Pricing Level V and any change in the Commitment Fee Percentage resulting from such failure to deliver financial statements, certificates and schedules shall be effective as of the date such Default occurs, (e) except as provided in the following clause (f), upon the effectiveness of any change in the Commitment Fee Percentage, the new Commitment Fee Percentage shall be given retroactive effect as to the first day of the then current fiscal quarter of the Borrower, and (f) upon the effectiveness of any change in the Commitment Fee Percentage pursuant to the foregoing clause (c) at any time when the Commitment Fee Percentage is determined pursuant to the foregoing clause (d), the new Commitment Fee Percentage shall be given effect only as of the effectiveness thereof (and shall not be given retroactive effect).

    "COMMITMENT TERMINATION DATE" means the earlier to occur of (a) September 30, 2001 or (b) the date of termination in whole of the Revolving Commitments pursuant to Section 2.3(a) or 7.1.

    "CONSOLIDATED" refers to the consolidation of accounts in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including the interest component of Capitalized Leases) of the Borrower and its Subsidiaries on a Consolidated basis for such period in conformity with GAAP, including, without limitation, all allocable commissions, discounts and other fees and charges owed with respect to any financings or letters of credit.

    "CONSOLIDATED NET INCOME" means, for any period, the net earnings (or loss) after taxes of the Borrower and its Subsidiaries on a Consolidated basis determined for such period in conformity with GAAP.

    "CONSOLIDATED TANGIBLE NET WORTH" means, as at any date, the excess of (a) the total assets of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP minus goodwill and any other items that are classified as "other intangibles" in accordance with GAAP over (b) all liabilities of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP.

    "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any indenture, mortgage, deed of trust, contract, undertaking, document or other agreement, instrument or securities to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

    "CONVERSION", "CONVERT" and "CONVERTED" each refer to a conversion of Advances of one Interest Type into Advances of the other Interest Type pursuant to Section 2.6.

    "CURRENCY HEDGING AGREEMENTS" means currency swap agreements, currency future or option contracts and other similar agreements.

    "DEBT" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than (i) disputed trade payables in an aggregate amount not to exceed $1,000,000 at any time and trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business and (ii) accrued expenses entered into in the ordinary course of business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) the principal component of all Obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases ("CAPITALIZED LEASES"), (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any, other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, (i) all Debt of others referred to in clauses (a) through
(h) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (j) all Debt referred to in clauses (a) through (i) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such Debt (except that where such Person has not assumed or become liable for the payment of such Debt, "Debt" under this clause (j) shall include such Debt only to the extent of the fair market value of the property subject or potentially subject to any such Lien).

    "DEBT TO EBITDA RATIO" means, at any time of determination, the ratio of
(i) Debt on a Consolidated basis as of the end of the most recently ended fiscal quarter of the Borrower to (ii) EBITDA for the Borrower and its Subsidiaries on a Consolidated basis for the four fiscal quarter period ending as of the end of the then most recently ended fiscal quarter of the Borrower.

    "DEFAULT" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

    "DEFAULT RATE" has the meaning specified in Section 2.6(e).

    "DOMESTIC LENDING OFFICE" means, with respect to any Lender Party, the office of such Lender Party specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Agent.

    "DOMESTIC SUBSIDIARY" means, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

    "EBITDA" means, for any period, net income (or net loss) PLUS, to the extent deducted in determining such net income (or net loss), the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense, in each case determined in accordance with GAAP for such period.

    "ELIGIBLE ASSIGNEE" means (a) any Lender and any Lender Affiliate of any Lender, and (b) any commercial bank, savings and loan association, savings bank, finance company, insurance company, mutual fund or other financial institution, fund or investor or other Person which has been approved in writing (or, in the case of the Borrower, deemed approved as provided below) by the Agent and, unless an Event of Default has occurred and is continuing, the Borrower as an Eligible Assignee for purposes of this Agreement, PROVIDED that in each such case such approval shall not be unreasonably withheld, and PROVIDED, FURTHER, that (i) if the Borrower is requested at any time to approve any Person as an Eligible Assignee hereunder and the Agent has not received written notice from the Borrower, within five Business Days of such request, that the Borrower does not approve such Person as an Eligible Assignee, the Borrower shall be deemed to have approved such Person as an Eligible Assignee and (ii) neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

    "ENVIRONMENTAL ACTION" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law or any Environmental Permit including, without limitation, (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

    "ENVIRONMENTAL LAW" means any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act.

    "ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

    "ERISA AFFILIATE" of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person's controlled group, or under common control with such Person, within the meaning of Section 414 of the Internal Revenue Code.

    "ERISA EVENT" with respect to any Person means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;
(e) the failure by such Person or any of its ERISA Affiliates to make a payment to a Plan required under Section 302(f)(1) of ERISA; (f) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan.

    "ESOP" means the USCS International, Inc. Employee Stock Ownership Plan.

    "EUROCURRENCY LIABILITIES" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

    "EURODOLLAR LENDING OFFICE" means, with respect to any Lender Party, the office of such Lender Party specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Agent.

    "EURODOLLAR RATE" means, for any Interest Period for any Eurodollar Rate Advance, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum at which deposits in U.S. dollars in immediately available funds are offered to NationsBank in London, England by prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for delivery on the first day of such Interest Period in an amount substantially equal to NationsBank's Eurodollar Rate Advance to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

    "EURODOLLAR RATE ADVANCE" means an Advance that bears interest as provided in Section 2.6(c).

    "EURODOLLAR RATE RESERVE PERCENTAGE" means, for any Interest Period for any Eurodollar Rate Advance, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

    "EVENTS OF DEFAULT" has the meaning specified in Section 7.1.

    "EXISTING CREDIT AGREEMENTS" has the meaning set forth in the Preliminary Statements to this Agreement.

    "EXISTING LETTERS OF CREDIT" means the letters of credit described by date of issuance, letter of credit number, undrawn amount, name of beneficiary and date of expiry on Schedule 1.1.

    "FACILITY" means the Revolving Facility, the Swing Line Subfacility or the L/C Subfacility.

    "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by

Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

    "FEE LETTER" has the meaning specified in Section 2.7(a).

    "GAAP" has the meaning specified in Section 1.3.

    "GOVERNMENTAL AUTHORITY" means any nation, state, sovereignty or any political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

    "HAZARDOUS MATERIALS" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and radon gas, (b) any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any Environmental Law, and (c) any other substance exposure to which is regulated under any Environmental Law.

    "HEDGE AGREEMENTS" means Interest Rate Contracts and Currency Hedging Agreements.

    "IBS" has the meaning set forth in the Preliminary Statements to this Agreement.

    "IBS CREDIT AGREEMENT" has the meaning set forth in the Preliminary Statements to this Agreement.

    "IBS POSTAL RELATIONS" means IBS Postal Relations, a California corporation, together with any successor entity thereto.

    "INDEMNIFIED PARTY" has the meaning specified in Section 9.4(b).

    "INITIAL LENDERS" has the meaning specified in the recital of parties to this Agreement.

    "INSUFFICIENCY" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

    "INTEREST PERIOD" has the meaning specified in Section 2.6(b).

    "INTEREST RATE CONTRACTS" means interest rate swap, cap or collar agreements, interest rate future or option contracts and other similar agreements.

    "INTEREST TYPE" refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

    "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

    "INVESTMENT" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which (and to the extent to which) the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of "Debt" in respect of such Person.

    "ISSUE" means, with respect to any Letter of Credit, either the issuance of such Letter of Credit, extension of the expiry of such Letter of Credit (other than any such extension occurring pursuant to the terms of such Letter of Credit), renewal of such Letter of Credit (other than any such renewal occurring pursuant to the terms of such Letter of Credit), or an increase in the amount of such Letter of Credit, and the terms "Issued", "Issuing", and "Issuance" shall have corresponding meanings.

    "L/C ADVANCE" means a payment made by the L/C Bank under a Letter of Credit.

    "L/C AGREEMENT" has the meaning specified in Section 3.2(a).

    "L/C BANK" means (i) NationsBank and (ii) each Eligible Assignee to which all of the rights and obligations of the L/C Bank to Issue Letters of Credit hereunder have been assigned pursuant to Section 9.7.

    "L/C CASH COLLATERAL ACCOUNT" has the meaning specified in Section 6.1(m).

    "L/C OBLIGATIONS" means, as of any date of determination with respect to any Letter of Credit, the sum of (a) the then outstanding Available Amount of such Letter of Credit, and (b) the aggregate amount of the Unreimbursed Letter of Credit Liability thereunder.

    "L/C RELATED DOCUMENTS" has the meaning specified in Section 3.4(a).

    "L/C SUBFACILITY" has the meaning specified in Section 3.1.

    "L/C SUBLIMIT" means, at any time of determination, the lesser of (a) $10,000,000 and (b) the aggregate Revolving Commitments of the Revolving Lenders minus the sum of all Revolving Advances, Swing Line Advances and Unreimbursed Letter of Credit Liability then outstanding.

    "LENDER AFFILIATE" means, as to any Lender, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Lender. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

    "LENDER PARTY" means any Revolving Lender, the Swing Line Lender or the L/C Bank.

    "LENDERS" means the Revolving Lenders and the Swing Line Lender.

    "LETTER OF CREDIT" means (i) any standby or trade letter of credit issued by the Issuing Lender for the account of the Borrower in accordance with the terms of Section 3.1 and (ii) any Existing Letter of Credit.

    "LIEN" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

    "LOAN DOCUMENTS" means this Agreement, the Notes, each Subsidiary Guaranty and each L/C Agreement.

    "LOAN PARTIES" means the Borrower and each Subsidiary of the Borrower that executes a Subsidiary Guaranty (or a guaranty supplement) pursuant to Sections 4.1(e)(viii) or 6.1(l).

    "MARGIN STOCK" has the meaning specified in Regulation U.

    "MATERIAL ADVERSE CHANGE" means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party and its Subsidiaries, taken as a whole.

    "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole,
(b) the rights and remedies of the Agent or any Lender Party under any Loan Document, or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party.

    "MATERIAL CONTRACT" means, with respect to the Borrower or any of its Subsidiaries, each contract to which any such Person is a party involving aggregate consideration payable to or by such Person of $10,000,000 or more in any fiscal year of such Person or the loss of which would have a Material Adverse Effect.

    "MATERIAL DOMESTIC SUBSIDIARY" means any Domestic Subsidiary (other than CableLease or RPA) having a net worth in excess of $1,000,000 in accordance with GAAP.

    "MOODY'S" means Moody's Investors Service, Inc.

    "MULTIEMPLOYER PLAN" of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

    "MULTIPLE EMPLOYER PLAN" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under
Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

    "NATIONSBANK" has the meaning specified in the recital of parties to this Agreement.

    "NOTE" means a Revolving Note or a Swing Line Note.

    "NOTICE OF BORROWING" means a notice in substantially the form of Exhibit B.

    "NOTICE OF ISSUANCE" means a notice in substantially the form of Exhibit D.

    "OBLIGATION" means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding of the type referred to in Section 7.1(f). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document,
(b) the obligation to reimburse amounts drawn under, and provide cash collateral for amounts available to be drawn under, Letters of Credit and (c) the obligation to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

    "OPEN YEAR" has the meaning specified in Section 5.1(o)(ii).

    "OTHER TAXES" has the meaning specified in Section 2.10(b).

    "PBGC" means the Pension Benefit Guaranty Corporation.

    "PERMITTED LIENS" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:
(a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its intended purposes.

    "PERSON" means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

    "PLAN" means a Single Employer Plan or a Multiple Employer Plan.

    "PREFERRED STOCK" means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority over any other capital stock issued by such corporation upon any distribution of such corporation's assets, whether by dividend or upon liquidation.

    "PRO RATA SHARE" of any amount means, with respect to any Revolving Lender at any time, the product of (a) a fraction the numerator of which is such Lender's Revolving Commitment (without giving effect to any termination thereof pursuant to Section 7.1) at such time and the denominator of which is the Revolving Facility (without giving effect to any termination of Commitments pursuant to Section 7.1) at such time and (b) such amount.

    "QUOTED RATE" has the meaning specified in Section 2.6(d).

    "QUOTED RATE ADVANCE" has the meaning specified in Section 2.6(d).

    "REDEEMABLE" means, with respect to any capital stock, Debt or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer, or (b) is redeemable at the option of the holder.

    "REGISTER" has the meaning specified in Section 9.7(d).

    "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

    "REQUIRED LENDERS" means at any time Lenders owed or holding at least 66 2/3% of the sum of (a) the aggregate principal amount of the Advances then outstanding, and (b) the aggregate Available Amount of all Letters of Credit then outstanding, or, if no such principal amount and no Letters of Credit are outstanding at such time, Lenders holding at least 66 2/3% of the aggregate Revolving Commitments (without giving effect to any termination thereof pursuant to Section 7.1) at such time. For purposes of this definition, the Available Amount of each Letter of Credit and the principal amount of each outstanding Swing Line Advance shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Commitments.

    "REVOLVING ADVANCE" has the meaning specified in Section 2.1(a).

    "REVOLVING BORROWING" means a borrowing consisting of simultaneous Revolving Advances of the same Interest Type made by the Revolving Lenders.

    "REVOLVING COMMITMENT" means, (i) with respect to any Revolving Lender listed on Schedule I, the amount set forth opposite such Lender's name on
Schedule I under the caption "Revolving Commitment," (ii) with respect to any Revolving Lender not listed on Schedule I hereto, the amount set forth in the Assignment and Acceptance pursuant to which such Person became a Lender hereunder, or (iii) if any of such Lenders has entered into one or more Assignments and Acceptances, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.7 as such Lender's "Revolving Commitment", in the case of each of the foregoing clauses (i), (ii) and (iii), as such amount may be reduced at or prior to such time pursuant to
Section 2.3(a).

    "REVOLVING FACILITY" means, at any time, the aggregate amount of the Revolving Lenders' Revolving Commitments at such time.

    "REVOLVING LENDERS" means the Initial Lenders and each Eligible Assignee that shall become a party hereto pursuant to Section 9.7.

    "REVOLVING NOTE" means a promissory note of the Borrower payable to the order of any Revolving Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Advances made by such Lender.

    "RPA" means RPA, Inc., a California corporation.

    "S&P" means Standard & Poor's Ratings Group.

    "SENIOR NOTE DOCUMENTS" means (a) the Note Agreement dated as of February 19, 1992 among the Borrower and the Purchasers named in Schedule I thereto which are signatories thereto, as the same may be amended, supplemented or otherwise modified from time to time, the Senior Notes and all other instruments, documents and agreements related thereto, and (b) any agreements, instruments and other documents relating to any Debt permitted under Section 6.2(b)(v)(B).

    "SENIOR NOTES" means the 7.91% senior notes of the Borrower due February 19, 1999 including (a) any amendments, supplements or modifications thereto and any notes issued in replacement thereof, and (b) any Debt permitted pursuant to
Section 6.2(b)(v)(B).

    "SINGLE EMPLOYER PLAN" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

    "SOLVENT" and "SOLVENCY" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital.
The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

    "SUBSIDIARY" of any Person means any corporation, partnership, limited liability company, joint venture, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, limited liability company or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

    "SUBSIDIARY GUARANTY" has the meaning specified in Section 4.1(e)(viii).

    "SURVIVING DEBT" has the meaning specified in Section 4.1(d).

    "SWING LINE ADVANCE" has the meaning specified in Section 2.1(b).

    "SWING LINE BORROWING" means a borrowing consisting of Swing Line Advances made by the Swing Line Lender.

    "SWING LINE COMMITMENT" means $5,000,000.

    "SWING LINE LENDER" means NationsBank or any Eligible Assignee to whom the Swing Line Commitment is assigned.

    "SWING LINE NOTE" means a promissory note of the Borrower payable to the order of the Swing Line Lender, in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Swing Line Advances made by such Lender.

    "SWING LINE SUBFACILITY" means, at any time, the Swing Line Commitment at such time.

    "SWING LINE SUBLIMIT" means, at any time, the lesser of (a) the Swing Line Commitment and (b) the aggregate Revolving Commitments of the Revolving Lenders minus the sum of all Revolving Advances and L/C Obligations then outstanding.

    "TAXES" has the meaning specified in Section 2.10(a).

    "TYPE" refers to the distinction between Revolving Advances and Swing Line Advances.

    "UNFUNDED REVOLVING COMMITMENT" means, with respect to any Revolving Lender at any time, (a) such Lender's Revolving Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Advances of such Lender outstanding at such time PLUS (ii) such Lender's Pro Rata Share of all L/C Obligations then outstanding.

    "UNREIMBURSED LETTER OF CREDIT LIABILITY" means, as of any date of determination with respect to any Letter of Credit, the aggregate amount of all L/C Advances which have been made by, and not reimbursed to, the L/C Bank under such Letter of Credit.

    "UNUSED REVOLVING COMMITMENT" means, with respect to any Revolving Lender at any time, (a) such Lender's Revolving Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Advances of such Lender outstanding at such time PLUS (ii) such Lender's Pro Rata Share of the sum of all L/C Obligations and Swing Line Advances then outstanding.

    "USCS CREDIT AGREEMENT" has the meaning set forth in the Preliminary Statements to this Agreement.

    "VOTING STOCK" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

    "WELFARE PLAN" means a welfare plan, as defined in Section 3(1) of ERISA.

    "WITHDRAWAL LIABILITY" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

    SECTION I.2 COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

    SECTION I.3 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 5.1(f)(i) ("GAAP").

    SECTION I.4 OTHER DEFINITIONAL PROVISIONS. References to Sections and subsections shall be to Sections and subsections, respectively, of this Agreement unless otherwise specified. Any of the terms defined in Section 1.1 may be used in the singular or the plural. The term "including" means including without limitation.

                                      ARTICLE II

                          AMOUNTS AND TERMS OF THE ADVANCES

    SECTION II.1  AMOUNTS OF ADVANCES.

         (a) REVOLVING ADVANCES. Each Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "REVOLVING ADVANCE") to the Borrower from time to time on any Business Day during the period from the Closing Date until the Commitment Termination Date in an amount for each such Advance not to exceed (except in the case of Revolving Advances pursuant to Section 2.2(b)(ii)(B) the proceeds of which are applied to prepay or repay outstandingly Swing Line Advances) such Lender's Unused Revolving Commitment on such Business Day. Each Revolving Borrowing shall consist of Revolving Advances made by the Revolving Lenders ratably according to their respective Revolving Commitments and, except for any Revolving Borrowing pursuant to Section 2.2(b)(ii)(B), shall be in an aggregate amount of (i) if such Borrowing consists of Revolving Advances which are Base Rate Advances, $250,000 or an integral multiple of $50,000 in excess thereof and (ii) if such Borrowing consists of Revolving Advances which are Eurodollar Rate Advances, $1,000,000 or an integral multiple of $100,000 in excess thereof. Within the limits set forth above, the Borrower may borrow under this Section 2.1(a), prepay pursuant to Section 2.5 and reborrow under this Section 2.1(a).

    (b) SWING LINE ADVANCES. The Swing Line Lender agrees, on the terms and conditions hereinafter set forth, to make advances (each a "SWING LINE ADVANCE") to the Borrower from time to time on any Business Day during the period from the Closing Date until the Commitment Termination Date in an amount for each such Advance not to exceed the Swing Line Sublimit minus the aggregate amount of other Swing Line Advances then outstanding. Each Swing Line Advance shall be in an amount equal to $100,000 or an integral multiple of $50,000 in excess thereof. Within the limits set forth above, the Borrower may borrow under this
Section 2.1(b), prepay pursuant to Section 2.5 and reborrow under this Section 2.1(b).

    SECTION II.2  BORROWING PROCEDURES.

    (a) BORROWINGS. Each Borrowing shall be made on notice received by the Agent from the Borrower (pursuant to a Notice of Borrowing) not later than 11:00 a.m. (Dallas, Texas time) (i) on the Business Day of such Borrowing if such Borrowing consists of Swing Line Advances or if such Borrowing consists of Revolving Advances which are Base Rate Advances, and (ii) on the third Business Day prior to the date of such Borrowing if such Borrowing consists of Eurodollar Rate Advances. Each such Notice of Borrowing shall be irrevocable upon receipt by the Agent and, in the case of any Notice of Borrowing for Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified by such Notice of Borrowing the applicable conditions set forth in this Section 2.2 or Article IV, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as a part of such Borrowing when such Advance, as a result of such failure, is not made on such date. If the Agent receives a Notice of Borrowing, the Agent shall promptly (and, in any event not later than 2:00 p.m. (Dallas, Texas time), if such Borrowing consists of Swing Line Advances or if such Borrowing consists of Revolving Advances which are Base Rate Advances, on the Business Day of such Borrowing or, if such Borrowing consists of Eurodollar
Rate Advances, the third Business Day prior to the date of such Borrowing) give each Appropriate Lender notice of such Notice of Borrowing. Each Appropriate Lender shall fund its portion of such Borrowing as provided in
Section 2.2(b).

    (b)  ADVANCES BY LENDERS.

              (i) REVOLVING ADVANCES. Each Appropriate Lender shall before 2:00 p.m. (Dallas, Texas time) on the date of each Borrowing, make available for the account of its Applicable Lending Office to the Agent such Lender's ratable portion of such Borrowing by depositing same day funds in the Agent's Account.

              (ii) SWING LINE ADVANCES.

              (A) Each Swing Line Advance shall be funded directly by the Swing Line Lender to the Borrower. Immediately upon the making of each Swing Line Advance by the Swing Line Lender, the Swing Line Lender shall be deemed to have sold and transferred to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased and received from the Swing Line Lender, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Swing Line Advance and the Obligations of the Borrower under this Agreement in respect thereof in an amount equal to such Revolving Lender's Pro Rata Share, PROVIDED, HOWEVER, that (1) no Revolving Lender shall be required to fund its participation in any such Swing Line Advance until demand therefor is made by the Agent pursuant to Section 2.2(b)(ii)(C) hereof, and (2) no Revolving Lender shall be entitled to share in any payments of principal or interest in respect of its participation in any such Swing Line Advance except to the extent set forth in Section 2.2(b)(ii)(C) hereof with respect to any such participation which has been funded by such Lender as provided therein.

              (B) The Agent may, and upon request of the Swing Line Lender the Agent shall, at any time and from time to time, give to the Revolving Lenders a Notice of Borrowing on behalf of the Borrower for Revolving Advances, in each case in an amount equal to the aggregate amount of Swing Line Advances then owing by the Borrower (or such lesser amount as the Agent or the Swing Line Lender shall specify). Upon receipt of any such

         Notice of Borrowing, each Revolving Lender shall (whether or not the conditions set forth in Section 4.2 are then satisfied), on or before the time specified by the Agent (which in no event shall be earlier than 10:00 a.m. nor later than 2:00 p.m. (Dallas, Texas time) on the Business Day following the date on which such Notice of Borrowing is given), make available for the account of its Applicable Lending Office to the Agent such Lender's ratable portion of such Revolving Borrowing by depositing same day funds in the Agent's Account. The proceeds of any such Borrowing shall be distributed by the Agent to the Swing Line Lender (subject to Section 2.2(b)(ii)(E)) as a prepayment or repayment of all or a portion of the Swing Line Advances then owing by the Borrower.

              (c) In addition to the right of the Swing Line Lender to require a Revolving Borrowing under Section 2.2(b)(ii)(B), the Swing Line Lender may at any time and from time to time request the Agent to, and upon receipt of such request the Agent shall, make demand on each Revolving Lender for payment of its participation in each Swing Line Advance then outstanding, and upon receipt of any such demand each Revolving Lender shall (subject to Section 2.2(b)(ii)(E)) promptly fund such participation by paying to the Agent, for the account of the Swing Line Lender, the amount of such participation in same day funds. With respect to each such participation in any Swing Line Advance which is funded by any Revolving Lender, the Swing Line Lender shall promptly pay to the Agent, and the Agent shall promptly pay to such Lender, in lawful money of the United States and in the kind of funds so received, an amount equal to such Lender's ratable share of all payments received by the Swing Line Lender in respect of (1) the principal of such Swing Line Advance, and (2) interest on such Swing Line Advance for the period from and after the date on which such Participation was funded. If any payment received by the Swing Line Lender on account of any Swing Line Advance and distributed to any Revolving Lender as a participant under the preceding sentence is thereafter recovered from the Swing Line Lender in connection with any bankruptcy or insolvency proceeding relating to the Borrower or otherwise, each Lender which received such distribution shall, upon demand by the Swing Line Lender through the Agent, repay to the Swing Line Lender such Lender's ratable share of the amount so recovered together with such Lender's ratable share (according to the proportion of (y) the amount of such Lender's required repayment to (z) the total amount so recovered) of any interest or other amount paid or payable by the Swing Line Lender in respect of the total amount so recovered. The Borrower agrees that any Revolving Lender purchasing a participation in any Swing Line Advance from the Swing Line Lender hereunder may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

              (D) Anything contained herein to the contrary notwithstanding (but subject to Section 2.2(b)(ii)(E) below), the obligation of each Revolving Lender to make any Advance pursuant to Section 2.2(b)(ii)(B) or to fund its participation in any Swing Line Advances pursuant to
         Section 2.2(b)(ii)(C) shall be absolute and unconditional and shall not be subject to any conditions set forth in Article IV hereof or otherwise affected by any circumstance including, without limitation,
         (1) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender or any Loan Party; (2) the occurrence or continuance of a Default or Event of Default; (3) any adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party; (4) any breach of this Agreement by the Borrower; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

              (E) Notwithstanding Section 2.2(b)(ii)(D) above, if at the time that any Revolving Lender is required to make any Revolving Advance or fund any participation pursuant to Section 2.2(b)(ii)(B) or (C) above, the Borrower would not otherwise be entitled to obtain a Revolving Borrowing as a result of the failure of any of the conditions set forth in Article IV hereof, the obligation of each Revolving Lender to make any such Revolving Advance or to fund any such participation with respect to any Swing Line Advance owing to the Swing Line Lender shall be subject to the condition that at least one of the following is true: (1) the Swing Line Lender shall have believed in good faith that all conditions under Article IV to the making of such Swing Line Advance were satisfied at the time such Swing Line Advance was made, or (2) such Lender shall have had actual knowledge that any such condition had not been satisfied and failed to notify the Swing Line Lender and the Agent in writing that the Swing Line Lender had no obligation to make Swing Line Advances until such condition was satisfied (which notice shall be effective as of the date of receipt by the Swing Line Lender and the Agent), or (3) the satisfaction of any such condition not satisfied shall have been waived by the Required Lenders prior to or at the time such Swing Line Advance was made.

    (c) PRESUMPTION OF FUNDING. Unless the Agent shall have received written notice from a Lender prior to the date of any Borrowing hereunder that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such ratable portion available to the Agent on the date of such Borrowing in accordance with the terms hereof and the Agent may, in reliance upon such assumption, but shall not be required to, make available to or for the account of the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent and the Agent makes such ratable portion available to the Borrower, such Lender and the Borrower, without prejudice to any rights or remedies that the Borrower may have against such Lender, severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to or for the account of the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Advances of such Lender comprising a part of such Borrowing, and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Agent such amount, such amount so paid shall constitute such Lender's Advance as part of the applicable Borrowing for purposes of this Agreement and, to the extent that the Borrower previously paid such amount to the Agent, the Agent will refund to the Borrower such amount so paid, but without interest.

    (d) DISBURSEMENT OF ADVANCES. Upon fulfillment of the applicable conditions set forth in Article IV (which fulfillment the Agent may assume in the absence of actual knowledge, or notice received from the Borrower or the Required Lenders, to the contrary), the Agent will make funds for any Borrowing available to the Borrower by crediting the Borrower's Account, SUBJECT to the Agent's receipt of funds from the Appropriate Lenders.

    (e) NATURE OF LENDERS' OBLIGATIONS. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

    SECTION II.3  REDUCTION OF THE REVOLVING COMMITMENTS.

    (a) OPTIONAL REDUCTIONS. The Borrower shall have the right, upon at least five Business Days' notice to the Agent, to terminate in whole or from time to time reduce ratably in part, the unused portions of the respective Revolving Commitments of the Lenders; PROVIDED, HOWEVER, that (i) each partial reduction shall be in an aggregate amount of $5,000,000 or any multiple of $1,000,000 in excess thereof, and (ii) the aggregate amount of the Revolving Commitments shall not be reduced pursuant to this Section 2.3(a) to an amount less than the aggregate principal amount of all Revolving Advances and Swing Line Advances and all L/C Obligations then outstanding.

    (b)  AUTOMATIC REDUCTIONS OF L/C SUBFACILITY AND SWING LINE COMMITMENT.
The L/C Subfacility and the Swing Line Commitment shall be permanently reduced from time to time on the date of each reduction in the Revolving Commitments by the amount, if any, by which the amount of the L/C Subfacility or the Swing Line Commitment, as the case may be, exceeds the aggregate Revolving Commitments of the Lenders after giving effect to such reduction of the Revolving Commitments.

    SECTION II.4  REPAYMENT.

    (a) REVOLVING ADVANCES. The Borrower shall repay to the Agent for the account of each Revolving Lender (in accordance with the provisions of Section 2.9(a)) on the Commitment Termination Date the aggregate principal amount of all Revolving Advances owing to such Lender on such date.

    (b) SWING LINE ADVANCES. The Borrower shall repay to the Agent for the account of the Swing Line Lender (in accordance with the provisions of Section 2.9(a)) on the Commitment Termination Date the aggregate principal amount of all outstanding Swing Line Advances.

    (c) L/C ADVANCES. The Borrower shall repay each L/C Advance as provided in Section 3.3.

    SECTION II.5  PREPAYMENTS.

    (a) OPTIONAL PREPAYMENTS. The Borrower may, from time to time upon prior notice to the Agent (which may be given on the same Business Day in the case of a prepayment of Swing Line Advances and which shall be given at least one Business Day in advance in the case of prepayment of Revolving Advances which consist of Base Rate Advances and three Business Days in advance in the case of prepayment of Advances which are Eurodollar Rate Advances), stating the proposed date and aggregate principal amount of the prepayment and the Type and Interest Type of Advances to be prepaid (and if such notice is given the Borrower shall), prepay in whole or in part the outstanding principal of Advances of such Type and Interest Type, together with interest thereon to the date of such prepayment on the principal amounts prepaid; PROVIDED, HOWEVER, that (i) each partial prepayment shall (A) in the case of Revolving Advances which are Eurodollar Rate Advances, be in an aggregate principal amount of $1,000,000 or an integral multiple of $100,000 in excess thereof, (B) in the case of Revolving Advances which are Base Rate Advances, be in an aggregate principal amount of $250,000 or an integral multiple of $50,000 in excess thereof and (C) in the case of Swing Line Advances, in an aggregate principal amount of $100,000 or an integral multiple of $50,000 in excess thereof and (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance the Borrower shall also pay on demand any amounts owing pursuant to
Section 9.4.

    (b)  MANDATORY PREPAYMENTS.

              (i) If, at any time, the then outstanding aggregate principal amount of all Revolving Advances shall exceed the aggregate amount of the Revolving Commitments of the Lenders at such time MINUS the aggregate amount of the L/C Obligations and Swing Line Advances then outstanding, the Borrower shall immediately prepay, for the ratable account of the Revolving Lenders, the outstanding principal amount of Revolving Advances in an aggregate amount equal to such excess.

             (ii) If, at any time, the then outstanding aggregate amount of the Swing Line Advances shall exceed the Swing Line Sublimit, the Borrower shall prepay, for the account of the Swing Line Lender, the outstanding principal amount of Swing Line Advances in an aggregate amount equal to such excess.

            (iii) If, at any time, the aggregate Available Amount of all Letters of Credit then outstanding exceeds the L/C Sublimit, the Borrower shall immediately pay to the Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in such account to equal the amount of such excess.

    (c) INTEREST PAYABLE ON AMOUNTS PREPAID. All prepayments of Eurodollar Rate Advances under this Section 2.5 shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

    SECTION II.6 INTEREST. The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal is paid in full at the applicable rate set forth below.

    (a)  INTEREST ON BASE RATE ADVANCES.  Except to the extent that the
Borrower shall elect to pay interest on all or any part of any Advance made or to be made to the Borrower under Section 2.1(a) for any Interest Period pursuant to subsections (b), (c) and (d) of this Section 2.6, the Borrower shall pay interest on the unpaid principal amount of each Advance, from the date of such Advance until such principal amount is paid in full, payable quarterly in arrears on the first day of each January, April, July and October, commencing January 1, 1997 and on the Commitment Termination Date, in each case at a fluctuating interest rate per annum equal, subject to Section 2.6(e), to the Base Rate in effect from time to time.

    (b) INTEREST PERIODS FOR EURODOLLAR RATE ADVANCES. The Borrower may, pursuant to Section 2.6(c), elect to have the interest on the principal amount of all or any portion of any Revolving Advances in each case ratably according to the respective outstanding principal amounts of such Advances owing to each Revolving Lender (each such principal amount owing to a Lender as to which such election has been made being a "EURODOLLAR RATE ADVANCE" owing to such Lender) determined and payable for a specified period (an "INTEREST PERIOD" for such Eurodollar Rate Advance) in accordance with subsection (c) below, PROVIDED, HOWEVER, that the Borrower may not have more than eight Eurodollar Rate Advances owing to any Lender outstanding at any one time. Each Interest Period shall be one, two, three, or six months, at the Borrower's selection pursuant to subsection (c) below, PROVIDED, HOWEVER, that:

              (i) the first day of an Interest Period for any Eurodollar Rate Advance shall be either the last day of any then current Interest Period for such

    Advance or, if there shall be no then current Interest Period for such Advance, any Business Day;

             (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; PROVIDED, HOWEVER, that if such extension would cause the last day of such Interest Period to occur in the next following month, the last day of such Interest Period shall occur on the next preceding Business Day; and

            (iii) whenever the first day of any Interest Period occurs on a day of the month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months of such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

    (c) INTEREST ON EURODOLLAR RATE ADVANCES. The Borrower may, on the condition that no Event of Default has occurred and is continuing, and subject to the provisions of Sections 2.6(b) and 2.6(f), elect to pay interest on all or any portion of any Revolving Advances during any Interest Period therefor at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period for such Advances plus the Applicable Margin in effect from time to time, by notice, specifying the amount of the Advances as to which such election is made (which amount shall aggregate at least $1,000,000 or any multiple of $100,000 in excess thereof) and the first day and duration of such Interest Period, received by the Agent before 11:00 a.m. (Dallas, Texas time) three Business Days prior to the first day of such Interest Period. If the Borrower has made such election for Eurodollar Rate Advances for any Interest Period, the Borrower shall pay interest on the unpaid principal amount of such Eurodollar Rate Advances during such Interest Period, payable in arrears on the last day of such Interest Period and, in the case of any Interest Period which is longer than three months, on each three month anniversary of the first day of such Interest Period, in each case at a rate equal, subject to Section 2.6(e), to the sum of the Eurodollar Rate for such Interest Period for such Eurodollar Rate Advances plus the Applicable Margin in effect from time to time during such Interest Period. On the last day of each Interest Period for any Eurodollar Rate Advance, the unpaid principal balance thereof shall automatically become and bear interest as a Base Rate Advance, except to the extent that the Borrower has elected to pay interest on all or any portion of such amount for a new Interest Period commencing on such day in accordance with this Section 2.6(c). Each notice by the Borrower under this Section 2.6(c) shall be irrevocable upon receipt by the Agent, and the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified by such notice the applicable conditions set forth in this
Section 2.6(c) or Article IV, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund any such Eurodollar Rate Advance when such Eurodollar Rate Advance, as a result of such failure, is not made or does not become effective.

    (d) INTEREST ON QUOTED RATE ADVANCES. When the Borrower provides a Notice of Borrowing for a Swing Line Advance, the Borrower may request the Swing Line Lender to provide a fixed percentage rate per annum (each a "QUOTED RATE") for such Swing Line Advance. If the Borrower and the Swing Line Lender agree as to a Quoted Rate for Swing Line Advance (a "QUOTED RATE ADVANCE"), the Borrower shall pay interest on the unpaid principal amount of such Quoted Rate Advance, from the date of such Advance until such principal amount is paid in full at such Quoted Rate. Interest on Quoted Rate Advances shall be payable quarterly in arrears on the first day of each January, April, July and October, commencing January 1, 1997 and on the Commitment Termination Date. Each Quoted Rate Advance shall be payable on demand and, in the event that the unpaid principal balance of any Quoted Rate Advance is not paid upon the demand of the Swing Line Lender, such unpaid principal balance shall automatically become and bear interest as a Swing Line Advance which is a Base Rate Advance.

    (e) DEFAULT INTEREST. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall, at the dates set forth herein for the payment of interest and upon demand, (i) pay interest on all Base Rate Advances and any other amounts owing hereunder not paid when due (other than then outstanding Eurodollar Rate Advances) at a rate per annum (the "DEFAULT RATE") equal at all times to the rate otherwise applicable to Base Rate Advances PLUS 2.0% per annum and (ii) pay interest on each then outstanding Quoted Rate Advance or Eurodollar Rate Advance at a rate per annum equal at all times to the rate otherwise applicable to such Quoted Rate Advance or Eurodollar Rate Advance, respectively, PLUS 2.0% per annum.

    (f)  SUSPENSION OF EURODOLLAR RATE ADVANCES.

              (i) ILLEGALITY. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Agent, (A) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (B) the obligation of the Revolving Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; PROVIDED, HOWEVER, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

             (ii) OTHER CIRCUMSTANCES. If, with respect to any Eurodollar Rate Advances, Lenders owed at least 51% of the then aggregate unpaid principal amount thereof notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Revolving Lenders, whereupon (A) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (B) the obligation of the Revolving Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

            (iii) SUSPENSION ON EVENT OF DEFAULT. Upon the occurrence and during the continuance of any Event of Default, (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Advance and (B) the obligation of the Revolving Lenders to make, or to convert Advances into, Eurodollar Rate Advances shall be suspended.

             (iv) LENDERS' OBLIGATION TO NOTIFY AGENT. If any Lender shall give notice to the Agent under Section 2.6(f)(i) or (ii) and such Lender shall thereafter determine that the circumstances causing such notice no longer exist, such Lender shall promptly give written notice thereof to the Borrower and the Agent, and the Agent shall thereafter give notice thereof to the other Lenders.

    SECTION II.7  FEES.

    (a) COMMITMENT FEES. The Borrower agrees to pay to the Agent a commitment fee on the average daily Unfunded Revolving Commitment of each Revolving Lender, for the account of such Lender, for the period from the Closing Date in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Revolving Lender until the Commitment Termination Date, at the rate per annum equal to the Commitment Fee Percentage in effect from time to time, payable in arrears on the first day of each January, April, July and October, commencing January 1, 1997, and on the Commitment Termination Date.

    (b) L/C FEES. The Borrower agrees to pay the Letter of Credit Fees specified in Section 3.5.

    (c) AGENT'S FEES. The Borrower agrees to pay to the Agent, for its own account, (i) the fees in the amounts and at the times set forth in the fee letter (the "FEE LETTER") dated as of the Closing Date from the Agent to the Borrower, and agreed to and accepted by the Borrower on the Closing Date, and
(ii) such other fees as may from time to time be agreed between the Borrower and the Agent.

    (d) ABSOLUTE OBLIGATION. The Borrower's obligation hereunder to pay the fees referred to in this Section 2.7 shall be absolute and unconditional and shall survive the making and repayment of Advances, the termination of all L/C Obligations and the termination of this Agreement. All fees which are due or become due pursuant to this Section 2.7 are nonrefundable.

    SECTION II.8  INCREASED COSTS AND CAPITAL REQUIREMENTS.

    (a)  INCREASED COSTS.  If any Lender Party determines that due to either
(i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to such Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining Letters of Credit or of agreeing to make or making or maintaining L/C Advances, then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost. A certificate as to the amount of such increased cost and setting forth in reasonable detail the computation thereof submitted to the Borrower by such Lender Party with its demand shall be conclusive and binding for all purposes, absent manifest error.

    (b) CAPITAL REQUIREMENTS. If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party's commitment to lend or to issue Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of the Letters of Credit (or similar contingent obligations), or any participation in any of the foregoing, then, upon demand by such Lender Party (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party's commitment to lend or to issue Letters of Credit hereunder or to the issuance or maintenance of any Letters of Credit, or any participation in any of the foregoing. A certificate as to such amounts setting forth in reasonable detail the computation thereof submitted to the Borrower by such Lender Party with its demand shall be conclusive and binding for all purposes, absent manifest error.

    (c) NOTICE OF DEMANDS FOR COMPENSATION. Each Lender Party shall use reasonable efforts to notify the Borrower in writing not more than 30 days after the date an officer of such Lender Party responsible for the administration of this Agreement becomes aware of any event or circumstance as a result of which it will demand compensation pursuant to this Section 2.8; PROVIDED, HOWEVER, that the failure to give any such notice shall not affect the Borrower's obligations under this Section 2.8.

    SECTION II.9  PAYMENTS AND COMPUTATIONS.

    (a) PAYMENTS BY BORROWER. The Borrower shall make each payment hereunder and under any other Loan Document to which it is a party, irrespective of and without condition or deduction for any counterclaim, defense, recoupment or setoff, in lawful money of the United States and in same day funds delivered to the Agent not later than 1:00 p.m. (Dallas, Texas time) on the day when due by deposit of such funds to the Agent's Account. Any payment so delivered to the Agent after 1:00 p.m. (Dallas, Texas time) on any Business Day, or on any day which is not a Business Day, shall be deemed received by the Agent on the next succeeding Business Day. The Agent will promptly after receipt of each payment cause to be distributed like funds relating to the payment of principal, interest, commitment fees or letter of credit fees ratably to each Appropriate Lender for the account of its Applicable Lending Office, and like funds relating to the payment of any other amount payable to any Lender Party (including payments with respect to Letters of Credit and payments for the account of any Lender Party under Sections 2.8, 2.10 or 9.4(c)) to such Lender Party for the account of its Applicable Lending Office or to the L/C Bank, in each case to be applied in accordance with, and subject to, the terms of this Agreement, including Section 2.9(e) below. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.7(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under any other Loan Document in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

    (b) COMPUTATIONS. All computations of interest in respect of Base Rate Advances (and in respect of any other amount payable hereunder other than Eurodollar Rate Advances and Letter of Credit fees) and all computations in respect of commitment fees shall be made by the Agent on the basis of a year of 365 days and all computations of interest in respect of Quoted Rate Advances and Eurodollar Rate Advances and all computations in respect of Letter of Credit fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable; PROVIDED that if any Advance is repaid on the same day on which it is made, one day's interest shall be paid on such Advance. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

    (c) PAYMENTS ASSUMED. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Agent may assume that the

Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, but shall not be required to, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due to such Lender Party. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each such Lender Party shall repay to the Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Agent, at the Federal Funds Rate.

    (d) APPLICATION OF PAYMENTS SPECIFIED BY THE BORROWER. Except as otherwise specified herein, so long as no Event of Default has occurred and is continuing, all payments shall be applied as instructed by the Borrower if such instructions are received by the Agent prior to or contemporaneously with receipt of funds therefor.

    (e) APPLICATION OF PAYMENTS NOT OTHERWISE SPECIFIED. If the Agent receives funds for application to the Advances or any L/C Obligations or other Obligations of the Borrower under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility or the Obligations to which, or the manner in which, such funds are to be applied, the Agent may elect to distribute such funds FIRST, to the L/C Bank ratably in payment of the principal of and interest on any outstanding L/C Advances, SECOND, to the Swing Line Lender in payment of the principal of and interest on any outstanding Swing Line Advances, THIRD to each Lender ratably in accordance with such Lender's proportionate share of all Advances then outstanding, in repayment or prepayment of such of the outstanding Advances, and for application to such principal installments, as the Agent may direct, and thereafter ratably to the Lenders in repayment or prepayment of any other Obligations of the Borrower then outstanding under the Loan Documents as the Agent shall direct, PROVIDED that if an Event of Default has occurred and is continuing and the Revolving Commitments of the Revolving Lenders have been terminated in full, the Agent shall distribute any payments FIRST, to the payment of all costs and expenses of the Agent under the Loan Documents, SECOND, to the L/C Bank in payment of the principal of and interest on any outstanding L/C Advances, THIRD to the Swing Line Lender in payment of the principal of and interest on any outstanding Swing Line Advances, and FOURTH, to each Lender ratably in accordance with such Lender's proportionate share of the principal amount of all Advances and L/C Obligations then outstanding, in payment or prepayment of such Obligations owed to such Lender under the Loan Documents, and for application to such principal installments (if applicable) as the Agent shall direct and thereafter ratably to the Lenders in repayment or prepayment of any other Obligations of the Borrower then outstanding under the Loan Documents as the Agent shall direct.

    (f) PAYMENTS ON BUSINESS DAYS. Whenever any payment hereunder or under any other Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and commitment and other fees; PROVIDED, HOWEVER, if such extension would cause payment of interest on or principal of any Eurodollar Rate Advance to be made in the next following month, such payment shall be made on the next preceding
Business Day.

    (g) PAYMENTS FROM BORROWER'S ACCOUNTS. The Borrower hereby authorizes each Lender Party, if and to the extent payment owed by the Borrower to such Lender Party is not made when due hereunder or under the Note or Notes held by such Lender Party, to charge from time to time against any or all of the Borrower's accounts with such Lender Party any amount so due.

    (h) CERTAIN TERMS. The terms "pay", "paid" or "payment" under this Agreement shall include prepay, prepaid or prepayment, respectively, under this Agreement, and the term "due" under this Agreement shall include due by reason of a mandatory prepayment (including upon an actual or deemed entry of an order for relief with respect to a Loan Party under the Federal Bankruptcy Code or upon acceleration).

    SECTION II.10  TAXES.

    (a) WITHHOLDING TAXES. Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.9 and subject to Sections 2.10(e) and (f), free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, EXCLUDING, in the case of each Lender Party and the Agent, net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on such Lender Party or the Agent by the state or foreign jurisdiction under the laws of which such Lender Party or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender Party, franchise taxes and net income taxes that are imposed on such Lender Party by the state or foreign jurisdiction of such Lender Party's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "TAXES"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10) such Lender Party or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

    (b) OTHER TAXES. In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "OTHER TAXES").

    (c) INDEMNIFICATION. The Borrower shall indemnify each Lender Party and the Agent for the full amount of Taxes and Other Taxes (and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section 2.10) paid by such Lender Party or the Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses not resulting from such Lender Party's gross negligence or willful misconduct) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or the Agent (as the case may be) makes written demand therefor. A certificate as to such amounts setting forth in reasonable detail the basis therefor and the calculation thereof shall be conclusive and binding for all purposes, absent manifest error.

    (d) EVIDENCE OF PAYMENT. Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in
Section 9.2, the original receipt of payment thereof or a certified copy of such receipt. In the case of any payment hereunder or under the Notes by the Borrower through an account or branch outside the United States or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "UNITED STATES" and "UNITED STATES PERSON" shall have the meanings specified in
Section 7701 of the Internal Revenue Code.

    (e) FOREIGN LENDERS AND THE L/C BANK. Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, and on the date of the Assignment and Acceptance pursuant to which it became a Lender Party in the case of each other Lender Party, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long thereafter as such Lender Party remains lawfully able to do so), provide the Agent and the Borrower with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender Party is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or the Notes or certifying that the income receivable pursuant to this Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; PROVIDED, HOWEVER, that, if at the date of the Assignment and Acceptance pursuant to which a Lender Party assignee becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this Section 2.10(e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224, that the Lender Party reasonably considers to be confidential, the Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

    (f) FAILURE TO PROVIDE FORMS. For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form described in Section 2.10(e) (OTHER THAN if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under Section 2.10(e)), such Lender Party shall not be entitled to) indemnification under Section 2.10(a) or
Section 2.10(c) with respect to Taxes imposed by the United States; PROVIDED, HOWEVER, that should a Lender Party become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

    (g) SURVIVAL. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.10 shall survive the payment in full of principal and interest hereunder and under the Notes.

    (h) NOTIFICATION. Each Lender Party shall use reasonable efforts to notify the Borrower in writing not more than 30 days after the date an officer of such Lender Party responsible for the administration of this Agreement becomes aware of any event or circumstance as a result of which it will demand payments pursuant to subsections (a), (b) or (c) of this Section 2.10; PROVIDED, HOWEVER, that the failure to give any such notice shall not affect the Borrower's obligations under this Section 2.10.

    SECTION II.11 SHARING OF PAYMENTS, ETC. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender
Parties such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing
Lender Party to share the excess payment ratably with each of them; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such other Lender Party's ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party's ratable share (according to the proportion of (i) the amount of such other Lender Party's required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Borrower agrees that any Lender Party so purchasing a participation from another Lender Party pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such participation.

    SECTION II.12 USE OF PROCEEDS. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) to (i) refinance existing Debt of the Borrower and its Subsidiaries, (ii) to provide working capital for the Borrower and its Subsidiaries and (iii) subject to the provisions of this Agreement and the other Loan Documents, for other general corporate purposes of the Borrower and its Subsidiaries, including for capital expenditures and acquisitions to the extent permitted hereunder.

    SECTION II.13  EVIDENCE OF DEBT.

    (a) MAINTENANCE OF ACCOUNTS BY LENDER PARTIES. Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder.

    (b)  MAINTENANCE OF ACCOUNTS BY AGENT.  The Register maintained by the
Agent pursuant to Section 9.7(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type and Interest Type of the Advances comprising such Borrowing and any Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender Party's share thereof. The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.

    (c) EXECUTION OF PROMISSORY NOTES BY BORROWER. The Borrower hereby agrees that if, in the opinion of any Lender, a promissory note or other evidence of debt is required, appropriate or desirable to reflect or enforce the indebtedness of the Borrower resulting from the Revolving Advances or, in the case of the Swing Line Lender, Swing Line Advances made, or to be made, by such Lender, then upon request of such Lender, the Borrower shall promptly execute and deliver to such Lender, for each of the Advances made or to be made by such Lender, a promissory note substantially in the form of Exhibit A-1 for Revolving Advances and Exhibit A-2 for Swing Line Advances, each payable to the order of such Lender in an amount equal to the Revolving Commitment or Swing Line Commitment, as the case may be, of such Lender.


                                     ARTICLE III

                        AMOUNTS AND TERMS OF LETTERS OF CREDIT

    SECTION III.1 THE L/C SUBFACILITY. The Borrower may request, on the terms and conditions hereinafter set forth, and the L/C Bank shall Issue, Letters of Credit for the account of the Borrower from time to time on any Business Day during the period after the Closing Date until the Commitment Termination Date
(a) in an aggregate Available Amount for all Letters of Credit not to exceed at any time the L/C Sublimit (the "L/C SUBFACILITY"), and (b) in an Available Amount for each such Letter of Credit not to exceed the Unused Revolving Commitments of the Revolving Lenders on such Business Day. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of the Commitment Termination Date and two years after the date of issuance thereof, but may by its terms be renewable with the consent of the L/C Bank. Within the limits of the L/C Subfacility, and subject to the limits referred to above, the Borrower may request the Issuance of one or more Letters of Credit under this Section 3.1, repay amounts due resulting from L/C Advances thereunder pursuant to
Section 3.3, and request the Issuance of one or more additional Letters of Credit under this Section 3.1.

    SECTION III.2  ISSUANCE OF LETTERS OF CREDIT.

    (a) NOTICE OF ISSUANCE. Each Letter of Credit shall be Issued pursuant to a Notice of Issuance, which must be received by the Agent and the L/C Bank not later than 12:00 noon (Dallas, Texas time) on the tenth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or such shorter period as may be acceptable to the L/C Bank). Each such Notice of Issuance shall specify the requested (i) date of such Issuance (which shall be a Business
Day), (ii) Available Amount of such Letter of Credit, (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit, and (v) form of such Letter of Credit, and shall be accompanied by such customary application and agreement for letter of credit of the L/C Bank (an "L/C AGREEMENT") as the L/C Bank may specify to the Borrower for use in connection with such requested Letter of Credit.

    (b) CONDITIONS TO ISSUANCE. If (i) the requested form of such Letter of Credit is acceptable to the Agent and the L/C Bank in the reasonable discretion of each and (ii) the L/C Bank has not received notice from the Agent or Revolving Lenders holding at least 51% of the Revolving Commitments that the Issuance of such Letter of Credit is not authorized because such Issuance would not comply with the requirements of clause (a) or (b) of Section 3.1 or one or more of the conditions set forth in Section 4.2 has not been satisfied, then the L/C Bank will, upon fulfillment of the applicable conditions set forth in
Section 4.2 (which fulfillment the L/C Bank may assume in the absence of actual knowledge, or notice received from the Borrower, the Agent or the Required Lenders, to the contrary) and subject to the provisions of this Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 9.2 or as otherwise agreed upon with the Borrower in connection with such Issuance. In the event and to the extent that the provisions of any L/C Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

    (c) REPORTS BY THE L/C BANK. The L/C Bank shall furnish to each Lender Party (i) on the fifth Business Day following the last Business Day of each March, June, September and December, a written report summarizing Issuance and expiration dates of Letters of Credit Issued during the preceding calendar quarter and any L/C Advances made during such calendar quarter under all Letters of Credit Issued, and (ii) two Business Days prior to the last Business Day of each March, June, September and December, a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit Issued.

    SECTION III.3 DRAWING AND REIMBURSEMENT. The Borrower agrees to reimburse the L/C Bank under each Letter of Credit, within one Business Day after it has notice of any L/C Advance by the L/C Bank thereunder, for the principal amount of such L/C Advance, and shall pay to the L/C Bank, on demand, interest on the unreimbursed principal of such L/C Advance at a rate per annum equal to (a) from the date of such L/C Advance to the first Business Day after notice thereof has been given to the Borrower, the rate applicable to Base Rate Advances in effect from time to time, and (b) from and after such first Business Day, the Default Rate. If the Borrower shall fail to so reimburse the L/C Bank within one Business Day after the Borrower receives notice that any such L/C Advance has been made, then upon demand by the L/C Bank, and whether or not a Default has occurred and is continuing or any conditions set forth in Section 4.2 are satisfied, each Revolving Lender shall purchase from the L/C Bank, and the L/C Bank shall sell and assign to each Revolving Lender, such Lender's Pro Rata Share of such outstanding L/C Advance as of the date of such purchase, by making available for the account of the L/C Bank, by deposit to the Agent's Account, in same day funds, an amount equal to the sum of (i) the portion of the outstanding principal amount of such L/C Advance to be purchased by such Lender, plus (ii) interest on such amount, for each day from the date on which such L/C Advance is made until the date such amount is paid to the Agent, at the Federal Funds Rate. Each Revolving Lender agrees to so purchase its Pro Rata Share of an outstanding L/C Advance on (A) the Business Day on which demand therefor is made by the L/C
Bank which made such L/C Advance, provided notice of such demand is given not later than 12:00 noon (Dallas, Texas time) on such Business Day, or (B) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the L/C Bank to any Lender of a portion of an L/C Advance, the L/C Bank represents and warrants to such Lender that the L/C Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such L/C Advance, the Loan Documents or any Loan Party.

    SECTION III.4 OBLIGATIONS ABSOLUTE. The Obligations of the Borrower under this Agreement, any L/C Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such L/C Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

    (a) any lack of validity or enforceability of this Agreement, any L/C Agreement, any Letter of Credit or any other agreement or instrument relating thereto (this Agreement and all of the other foregoing being collectively referred to herein as the "L/C RELATED DOCUMENTS");

    (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

    (c) the existence of any claim, set-off, defense or other right that the Borrower or any of its Subsidiaries may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

    (d) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

    (e) payment by the L/C Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

    (f) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

    (g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

PROVIDED, HOWEVER, and notwithstanding anything to the contrary herein, nothing herein shall adversely affect or prejudice the rights of the Borrower against the L/C Bank for wrongful disbursement made by the L/C Bank under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the L/C Bank.

    SECTION III.5  LETTER OF CREDIT COMPENSATION.

    (a)   The Borrower shall pay to the Agent:

              (i) for the account of the L/C Bank, a fronting fee for each Letter of Credit in an amount equal to 0.125 % of the Available Amount of such Letter of Credit on the date of Issuance of such Letter of Credit (or, with respect to any increase in such Available Amount, on the date of such increase) payable on such date;

             (ii) for the account of each Revolving Lender, a letter of credit issuance fee with respect to each standby Letter of Credit in an amount equal to a rate per annum equal to the Applicable Margin in effect from time to time for Eurodollar Rate Advances on such Lender's Pro Rata Share of the average daily Available Amount of such standby Letter of Credit outstanding from time to time; and

            (iii) for the account of each Revolving Lender, a letter of credit drawing fee with respect to each trade Letter of Credit in an amount equal to a rate per annum equal to the Applicable Margin in effect from time to time for Eurodollar Rate Advances on such Lender's Pro Rata Share of the amount of each drawing under such trade Letter of Credit.

The letter of credit issuance fee payable under Section 3.5(a)(ii) shall be payable quarterly in arrears on the first day of each January, April, July and October, commencing January 1, 1997, and on the Commitment Termination Date.
The letter of credit drawing fee payable under Section 3.5(a)(iii) shall be payable on each date of drawing under a trade Letter of Credit. For purposes of computing any fees under this Section 3.5(a), the determination of the maximum amount available to be drawn under a Letter of Credit at any time shall assume strict compliance with all conditions for drawing. Any fees paid pursuant to this Section 3.5(a) are nonrefundable.

    (b) The Borrower shall pay to the L/C Bank, for its own account and on demand, such transfer fees and other fees, charges and expenses in connection with the Issuance, amendment, transfer, cancellation or administration of each Letter of Credit as the Borrower and the L/C Bank shall agree; PROVIDED that in no event shall the L/C Bank require, after giving effect to the amounts payable to it pursuant to Section 3.5(a) above (in the case of the Issuance of any Letter of Credit), more than the standard fees, charges and expenses which it normally charges in connection with such matters.

    SECTION III.6 USE OF LETTERS OF CREDIT. Any Letters of Credit Issued hereunder shall be used solely to support Obligations of the Borrower and its Subsidiaries not prohibited hereunder.


                                      ARTICLE IV

                                CONDITIONS OF LENDING

    SECTION IV.1 CONDITIONS PRECEDENT TO CLOSING. The obligation of each Lender to enter into this Agreement and for the outstanding Advances and Letters of Credit to be governed by this Agreement is subject to the satisfaction of the following conditions:

    (a) MATERIAL ADVERSE CHANGE. There shall have occurred no Material Adverse Change since December 31, 1995.

    (b) LITIGATION. There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of their Subsidiaries pending or threatened before any court, governmental agency or arbitrator that
(i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

    (c) FEES. The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders provided for in this Agreement or in the Fee Letter and payable at or prior to the Closing Date (including the billed accrued fees and expenses of counsel to the Agent).

    (d) SURVIVING DEBT. The Lender Parties shall be satisfied that all existing Debt of the Borrower and its Subsidiaries, other than the Debt identified on Schedule 4.1(d) (the "SURVIVING DEBT"), has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and that all such Surviving Debt shall be on terms and conditions satisfactory to the Lender Parties.

    (e) DELIVERY OF DOCUMENTS. The Agent shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified) and, except for the Notes, in sufficient copies for each Lender Party:

              (i) The Notes to the order of each Revolving Lender and the Swing Line Lender, as appropriate.

             (ii)  The Fee Letter.

            (iii)  A Certificate of the Secretary or an Assistant
    Secretary of each Loan Party certifying (A) copies of the resolutions of the Board of Directors of such Loan Party approving the execution, delivery and performance of each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes, and each other Loan Document and (B) the names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which such Loan Party is or is to be a party and the other documents to be delivered hereunder and thereunder.

             (iv) A copy of the certificate or articles of incorporation of each Loan Party and each amendment thereto, certified (as of a date reasonably near the Closing Date) by the Secretary of State of the state of such Loan Party's incorporation as being a true and correct copy thereof and certifying as to such Loan Party's due incorporation and good standing under the laws of such State.

              (v) A certificate of each Loan Party, signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to
    (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State's certificate referred to in Section 4.1(e)(iv), (B) a true and correct copy of the bylaws of such Loan Party as in effect on the Closing Date, (C) the due incorporation and good standing of such Loan Party as a corporation organized under the laws of the state of such Loan Party's incorporation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Closing Date and (E) the absence of any event occurring and continuing, or resulting from the execution and delivery of the Loan Documents, that constitutes a Default.

             (vi) Such financial, business and other information regarding any Loan Party and its Subsidiaries as the Lenders shall have reasonably requested.

            (vii) Certificates, in substantially the form of Exhibit F, attesting to the Solvency of each Loan Party from its chief financial officer.

           (viii) A guaranty in substantially the form of Exhibit E (as amended, supplemented or otherwise modified from time to time, the "SUBSIDIARY GUARANTY"), duly executed by CableData and IBS.

             (xi) A favorable opinion of Greene Radovsky Maloney & Share LLP, counsel for the Borrower, in substantially the form of Exhibit G hereto and as to such other matters as any Lender Party through the Agent may reasonably request.

    SECTION IV.2 CONDITIONS PRECEDENT TO EACH BORROWING AND ISSUANCE. The obligation of each Lender to make an Advance (other than an L/C Advance made by the L/C Bank or a Lender pursuant to Section 3.3 and other than an Advance made by a Revolving Lender pursuant to Section. 2.2(b)(ii)(B)) on the occasion of each Borrowing (including the initial Borrowing), and the right of the Borrower to request the Issuance of Letters of Credit, shall be subject to the further conditions precedent that on the date of such Borrowing or Issuance the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or Issuance such statements are true):

              (i) the representations and warranties contained in each Loan Document are correct on and as of the date of such Borrowing or Issuance, before and after giving effect to such Borrowing or Issuance and to the application of the proceeds therefrom, as though made on and as of such date other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date of such Borrowing or issuance; and

             (ii) no event has occurred and is continuing, or would result from such Borrowing or Issuance or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default.

    SECTION IV.3 DETERMINATIONS UNDER ARTICLE IV. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties (or the Required Lenders) unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender Party prior to the applicable Borrowing or Issuance specifying its objection thereto and, in the case of any such Borrowing, such Lender Party shall not have made available to the Agent such Lender Party's Pro Rata Share of such Borrowing. In the absence of any such notice or actual knowledge to the contrary, the Agent shall be entitled to assume that such conditions are satisfied and shall have no liability or duty for the making or funding of any Advances, or the Issuance of any Letters of Credit, at a time when any applicable condition set forth in Section 4.1 or 4.2 has not been met.


                                      ARTICLE V

                            REPRESENTATIONS AND WARRANTIES

    SECTION V.1 REPRESENTATIONS AND WARRANTIES OF THE BORROWER. The Borrower represents and warrants as follows:

    (a)  INCORPORATION, QUALIFICATION, CORPORATE POWER AND AUTHORITY.  Each
Loan Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

    (b) CAPITAL STOCK. Set forth on Schedule 5.1(b) hereto is a complete and accurate list, as of the Closing Date, of all Subsidiaries of each Loan Party, showing as of the Closing Date (as to each such Subsidiary) (i) the jurisdiction of its incorporation, (ii) the number of shares of each class of capital stock authorized, and the number outstanding, (iii) the percentage of the outstanding shares of each such class owned (directly or indirectly) by such Loan Party and
(iv) the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights. All of the outstanding capital stock of all of such Subsidiaries has been validly issued, is fully paid and non-assessable and is owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens. Each such Subsidiary (A) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (B) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect and (C) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

    (c)  AUTHORIZATION; NO CONFLICT OR VIOLATION; COMPLIANCE  WITH LAWS.   The
execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party's charter or by-laws, (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934 and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of or subject to any contingent liability on account of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to have a Material Adverse Effect.

    (d) APPROVALS AND CONSENTS. No authorization or approval or other action by, and no notice to or filing or registration with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby, or (ii) the exercise by the Agent or any Lender Party of its rights under the Loan Documents.

    (e) ENFORCEABILITY. This Agreement has been, and each of the Notes and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto. This Agreement is, and each of the Notes and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by general equitable principles.

    (f)  FINANCIAL STATEMENTS.

              (i) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 1995, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Price Waterhouse LLP, independent public accountants, copies of which have been furnished to each Lender Party, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis. Since December 31, 1995, there has been no Material Adverse Change.

             (ii) The consolidating balance sheets as at December 31, 1995, and the consolidating income statements for the twelve-month period then ended, in each case of the Borrower and its Subsidiaries, copies of which have been furnished to each Lender Party, fairly present (subject to year-end adjustments and footnote disclosures) the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of operations of the Borrower and its Subsidiaries for such period, all in accordance with generally accepted accounting principles applicable to pro forma financial statements.

            (iii) The interim Consolidated balance sheets of the Borrower and its Subsidiaries as at the end of, and the related interim Consolidated statements of earnings and cash flows for, each quarterly period ended after December 31, 1995 and prior to the Closing Date, copies of which have been furnished to each Lender Party, fairly present (subject to year-end adjustments and footnote disclosures) the

    Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of operations of the Borrower and its Subsidiaries for such period, all in accordance with generally accepted accounting principles applied on a consistent basis.

             (iv) The Consolidated forecasted balance sheets, income statements and cash flows statements of the Borrower and its Subsidiaries delivered to the Lender Parties pursuant to Section 6.3 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in the light of conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower's best estimate of its future financial performance.

    (g) GOVERNMENTAL REGULATION. Neither the Borrower nor any Subsidiary of the Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940, or any other federal or state regulatory scheme such that its ability to incur Debt is limited or its ability to consummate the transactions contemplated hereby is impaired.

    (h)  DISCLOSURE.   None of the written information (including, without
limitation, exhibits or reports) furnished by any Loan Party to the Agent or any Lender Party in connection with this Agreement contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading at the time of delivery thereof (it being understood that the Borrower's representation as to any forecasts and projections included in the foregoing are that such forecasts and projections were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable at the time of delivery of such forecasts and projections, and that actual results during the period or periods covered by such forecasts and projections may differ therefrom).

    (i) LITIGATION. There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of their Subsidiaries, including any Environmental Action, pending or, to the best of the Borrower's knowledge, threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document or the consummation of the transactions contemplated hereby.

    (j)  USE OF PROCEEDS.

              (i) No proceeds of any Advance will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or to finance all or any part of any hostile acquisition.

             (ii) Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin

    Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

            (iii) Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Borrower only or of any Loan Party and its Subsidiaries on a Consolidated basis), subject to the provisions of Section 6.2(a) or 6.2(e) or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender Party or any Affiliate of any Lender Party relating to Debt and within the scope of Section 7.1(e), will be Margin Stock.

    (k)  ERISA MATTERS.

              (i) Set forth on Schedule 5.1(k) hereto is a complete and accurate list as at the Closing Date of all Plans, Multiemployer Plans and Welfare Plans with respect to any employees of any Loan Party or any of its Subsidiaries.

             (ii) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of any Loan Party or any of its ERISA Affiliates that has resulted in or is reasonably likely to result in a material liability of any Loan Party or any of its ERISA Affiliates.

            (iii) Schedule B (Actuarial Information) to the 1995 annual report (Form 5500 Series) for each Plan of any Loan Party or any of its ERISA Affiliates, (copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

             (iv) Neither any Loan Party nor any of its ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

              (v) Neither any Loan Party nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan of any Loan Party or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

             (vi) Except as set forth in the financial statements referred to in Sections 5.1(f) and 6.3, the Borrower and its Subsidiaries have no material liability with respect to "expected post retirement benefit obligations" within the meaning of Statement of Financial Accounting Standards No. 106.

    (l) NO ADVERSE CONDITIONS. Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

    (m)  COMPLIANCE WITH ENVIRONMENTAL LAWS.

              (i) The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of each Loan Party and its Subsidiaries, each Loan Party and its Subsidiaries are in compliance in all material respects with all such Environmental Permits, and no circumstances exist that could reasonably be expected to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (B) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

             (ii) None of the properties of any Loan Party or any of its Subsidiaries is listed or, to its knowledge, proposed for listing on the National Priorities List under CERCLA or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the Environmental Protection Agency or any analogous state list of sites requiring investigation or cleanup or is adjacent to any such property, and, to its knowledge, no underground storage tanks, as such term is defined in 42 U.S.C. Section 6991, are located on any property of any Loan Party or any of its Subsidiaries or, to its knowledge, on any adjoining property.

            (iii) Neither any Loan Party nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Materials to any location that is listed or, to its knowledge, proposed for listing on the National Priorities List under CERCLA or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the Environmental Protection Agency or any analogous state list. No Hazardous Materials have been generated, used, treated, handled, stored or disposed of on, or released or transported to or from, any property of any Loan Party or any of its Subsidiaries or, to its knowledge, any adjoining property, except in compliance with all material Environmental Laws and Environmental Permits, and all other wastes generated at any such properties have been disposed of in compliance with all material Environmental Laws and Environmental Permits.

    (n)   CONTRACTUAL OBLIGATIONS.

              (i) Set forth on Schedule 5.1(n)(i) hereto is a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries, showing as of the Closing Date the parties, subject matter and term thereof. Each such Material Contract has been duly authorized, executed and delivered by any Loan Party thereto, has not been amended or otherwise modified, is in full force and effect, and there exists no default under any Material Contract by any Loan Party or, to the Borrower's knowledge, any other party thereto.

             (ii) Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument the performance of which could have a Material Adverse Effect, or is subject to any charter or corporate restriction that could have a Material Adverse Effect.

            (iii) Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default under such Contractual Obligation, except, in any such case, where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

             (iv) Schedule 5.1(n)(iv) sets forth a complete and accurate list as of the Closing Date of (A) all joint venture and partnership agreements to which the Borrower or any of its Subsidiaries is a party, and (B) all covenants not to compete restricting the Borrower or any of its Subsidiaries to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound.

    (o)   TAX INFORMATION.

              (i) Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except, in the case of state, local or foreign tax returns, where the failure to file or pay taxes would not have a Material Adverse Effect.

             (ii) Set forth on Schedule 5.1(o)(ii) hereto is a complete and accurate list, as of the Closing Date, of each taxable year of the Borrower for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an "OPEN YEAR").

            (iii) There is no unpaid amount, as of the Closing Date, of adjustments to the Federal income tax liability of any Loan Party or any of its Subsidiaries proposed by the Internal Revenue Service with respect to Open Years. No issues have been raised by the Internal Revenue Service in respect of Open Years that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

             (iv) There is no unpaid amount or inadequate provision made in accordance with GAAP, as of the Closing Date, of or with respect to adjustments to the state, local and foreign tax liability of any Loan Party or any of its Subsidiaries proposed by all state, local and foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns, if any). No issues have been raised by such taxing authorities that, in the aggregate, could have a Material Adverse Effect.

    (p) NO INVESTMENT COMPANY. Neither any Loan Party nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

    (q)  SOLVENCY.   Each Loan Party is, individually and together with its
Subsidiaries, Solvent.

    (r) SURVIVING DEBT. Set forth on Schedule 4.1(d) hereto is a complete and accurate list of all Surviving Debt, showing as of the Closing Date the principal amount outstanding thereunder.

    (s) PROPERTY. The Borrower has good and marketable title to each of the assets reflected on the financial statements provided pursuant to Section 5.1(f) except for such assets sold or otherwise disposed of (i) in the ordinary course of business prior to the Closing Date, and (ii) as permitted hereunder after the Closing Date. No assets or revenues of the Borrower or any of its Subsidiaries is subject to any Lien except Permitted Liens or as otherwise permitted under the terms of this Agreement.

    (t) INVESTMENTS. Set forth on Schedule 5.1(t) hereto is a complete and accurate list, as of the Closing Date, of all Investments of at least $10,000,000 held by any Loan Party, or any of its Subsidiaries, showing as of the Closing Date the amount, obligor or issuer and maturity, if any, thereof.


                                      ARTICLE VI

                              COVENANTS OF THE BORROWER

    SECTION VI.1 AFFIRMATIVE COVENANTS. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will, unless the Required Lenders shall otherwise consent in writing:

    (a) COMPLIANCE WITH LAWS, ETC. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.

    (b) PAYMENT OF TAXES, ETC. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; PROVIDED, HOWEVER, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves in accordance with GAAP are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

    (c) COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS. Comply, and cause each of its Subsidiaries and all lessees and other Persons occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; PROVIDED, HOWEVER, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves in accordance with GAAP are being maintained with respect to such circumstances.

    (d) MAINTENANCE OF INSURANCE. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and furnish to the Agent, upon request by the Agent from time to time, certificates of insurance or duplicate policies evidencing such coverage.

    (e) PRESERVATION OF CORPORATE EXISTENCE, ETC. Preserve and maintain, and cause each of its Subsidiaries (other than IBS Postal Relations and CableData Limited, a Canadian corporation) to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; PROVIDED, HOWEVER, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lender Parties.

    (f) VISITATION RIGHTS. Upon reasonable advance notice and at any reasonable time and from time to time, permit the Agent or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their appropriate officers or directors and with their independent public accountants; PROVIDED, that any documentation to be examined, copied or extracted or other information sought by the Agent or any of the Lender Parties (or any agent or representative thereof) has some reasonable relationship to an inquiry related to this Agreement and that, in any case, the documentation and other information so obtained be (i) used solely in connection with the transactions contemplated by this Agreement and (ii) be held by the recipient thereof in accordance with such Person's customary confidentiality procedures for the handling of information of the type so received.

    (g) KEEPING OF BOOKS. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with GAAP.

    (h) MAINTENANCE OF PROPERTIES, ETC. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

    (i) COMPLIANCE WITH TERMS OF LEASEHOLDS. To the extent it is in the Borrower's best interests to do so (as determined in good faith by the Borrower), (i) make all payments and otherwise perform all its obligations in respect of all leases of real property to which it is a party, (ii) keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or canceled, (iii) notify the Agent of any material default by any party with respect to such leases and cooperate with the Agent in all respects to cure any such default by it, and (iv) cause each of its Subsidiaries to do so.

    (j) PERFORMANCE OF MATERIAL CONTRACTS. To the extent it is in the Borrower's best interests to do so (as determined in good faith by the Borrower), (i) perform and observe all the material terms and provisions of each Material Contract to be performed or observed by it, (ii) maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms and take such action to such end and (iii) make to each other party to each such Material Contract when appropriate such demands and requests for information and reports or for action as the Borrower is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

    (k) TRANSACTIONS WITH AFFILIATES. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates, including, without limitation, the making of any Investments, on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

    (l)  ADDITIONAL LOAN PARTIES.

         (i) Substantially concurrently with any Subsidiary of the Borrower becoming a Material Domestic Subsidiary after the Closing Date, cause such Subsidiary to execute and deliver a Subsidiary Guaranty or a guaranty supplement referred to therein, as the case may be.

         (ii) Substantially concurrently with the formation or acquisition of any Subsidiary of the Borrower after the Closing Date, cause such Subsidiary to execute and deliver a Subsidiary Guaranty or a guaranty supplement referred to therein, as the case may be.

    (m) L/C CASH COLLATERAL ACCOUNT. Take such actions as may be requested by the Agent to establish and maintain, and create and maintain a perfected first priority security interest in favor of the Agent for the benefit of the Lender Parties in, a collateral account (the "L/C CASH COLLATERAL
ACCOUNT"), over which the Agent shall have sole dominion and control, for purposes of making and holding the deposits required or permitted hereunder to be made to the L/C Cash Collateral Account.

    SECTION VI.2 NEGATIVE COVENANTS. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will not, at any time:

    (a) LIENS, ETC. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file, or permit any of its Subsidiaries to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign, or permit any of its Subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, EXCLUDING, HOWEVER, from the operation of the foregoing restrictions the following:

              (i)  Permitted Liens;

             (ii)  Liens granted the Agent pursuant to Section 6.1(m);

            (iii)  the Liens described on Schedule 6.2(a);

             (iv) purchase money Liens upon or in property acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; PROVIDED, HOWEVER, that no such Lien shall extend to or cover any property other than the property being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and PROVIDED further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed $5,000,000 at any time outstanding and that any such Debt shall not otherwise be prohibited by the terms of the Loan Documents;

              (v) Liens arising in connection with Capitalized Leases, the aggregate principal component of which does not exceed $5,000,000 at any time outstanding;

             (vi) involuntary Liens which, in the aggregate, would not have a Material Adverse Effect and which, in any event, do not exceed $250,000;

            (vii) other Liens which do not secure Debt affecting property with an aggregate fair value not to exceed $5,000,000;

           (viii) Liens on the assets of CableLease (other than the capital stock of any Loan Party) securing Debt of CableLease permitted under Section 6.2(b)(viii); and

             (ix) the replacement, extension or renewal of any Lien permitted by clause (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

    (b) DEBT. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, contingent or otherwise, other than:

              (i)  Debt under the Loan Documents;

             (ii) Debt consisting of Investments permitted under Sections 6.2(f)(i), (iv) or (v);

            (iii) Debt of the Borrower in respect of Hedge Agreements in an aggregate notional amount not to exceed $20,000,000 at any time outstanding;

             (iv) Debt secured by Liens permitted by Section 6.2(a)(iv) or (v) not to exceed in the aggregate the respective amounts set forth in such Sections;

              (v)  the Surviving Debt;

             (vi) indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

            (vii) Debt of the Borrower in respect of the Obligation to repurchase capital stock of the Borrower pursuant to Section 6.2(g)(ii);

           (viii)  Debt of CableLease not otherwise permitted by this
    Section 6.2(b) so long as the aggregate amount of all Debt of CableLease does not and would not cause a Default under Section 6.4(d); and

             (ix) Debt of RPA not otherwise permitted by this Section 6.2(b) in an aggregate principal amount not to exceed $12,000,000 outstanding at any time, the proceeds of which may be used only for the expansion and/or improvement of existing facilities or properties that support the Borrower's existing businesses.

              (x) Debt of the Borrower not otherwise permitted by this Section 6.2(b) in an aggregate principal amount not to exceed $5,000,000 outstanding at any time.

    (c) LEASE OBLIGATIONS. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligations, as lessee, for the rental or hire of real and personal property of any kind under (i) a sale and leaseback transaction; PROVIDED that any Loan Party may enter into a sale and leaseback transaction with any other Loan Party, or (ii) leases or agreements to lease including Capitalized Leases having an original term of one year or more that would cause the direct and contingent liabilities of the Borrower and its Subsidiaries, on a Consolidated basis, in respect of all such obligations to exceed $12,000,000 payable in any period of 12 consecutive months.

    (d) MERGERS, ETC. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that any Solvent, wholly owned Subsidiary of the Borrower that is a Loan Party may merge into or consolidate with the Borrower or any other Solvent, wholly owned Subsidiary of the Borrower that is a Loan Party.

    (e) SALES, ETC. OF ASSETS. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, or grant any option or other right to purchase, lease or otherwise acquire any property of the Borrower or its Subsidiaries except (i) sales of inventory in the ordinary course of its business, (ii) sales of obsolete, worn out or materially damaged or replaced property, (iii) sales, leases, transfers or other dispositions of assets of CableLease and RPA in the ordinary course of business and (iv) sales of other assets in an aggregate amount not to exceed $2,000,000 in any fiscal year and not to exceed $10,000,000 in the aggregate after the Closing Date.

    (f) INVESTMENTS IN OTHER PERSONS. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

              (i) Investments by the Borrower and its Subsidiaries in their Subsidiaries outstanding on the Closing Date and additional Investments by any Loan Party in any Person that is a Loan Party as of the Closing Date;

             (ii) loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

            (iii) Investments by the Borrower and its Subsidiaries in Cash Equivalents;

             (iv) Investments by the Borrower to any of its Subsidiaries (other than any Loan Party) in the ordinary course of business which do not exceed $3,000,000, in the aggregate, at any time outstanding;

              (v) Investments by any Loan Party of the type referred to in clause (i) of the definition of "Debt" with respect to Obligations permitted hereunder of the Borrower; and

             (vi) other Investments (but not consisting of Investments in Subsidiaries that are not Loan Parties); PROVIDED that: (A) such Investment is in a Person engaged in a business or businesses substantially similar to any business currently conducted by the Borrower or any of its Subsidiaries; (B) if such Investment is in all or any substantial part of the assets of any other Person, such Investment is approved by the board of directors of such Person; and (C) either (1) after giving effect on a pro forma basis (using the most recent audited financial statements of the Person in which such Investment is to be made) to any such Investment (including but not limited to any Debt to be incurred or assumed by the Borrower and its Subsidiaries in connection therewith), the Debt to EBITDA Ratio does not exceed 1.50 to 1.00, or (2) the aggregate amount of all such Investments made in any fiscal quarter of the Borrower does not exceed 10% of Consolidated Tangible Net Worth as of the last day of the immediately preceding fiscal quarter of the Borrower.

    (g) DIVIDENDS, ETC. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities, to its stockholders as such, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Borrower or any warrants, rights or options to acquire such capital stock, except that, so long as no Default shall have occurred and be continuing, the Borrower may:

              (i) declare and deliver dividends and distributions to its shareholders payable only in common stock of the Borrower;

             (ii) purchase, redeem, retire, defease or otherwise acquire shares of its capital stock in accordance with the Borrower's Obligations with respect to the ESOP; and

            (iii) declare and pay cash dividends to its stockholders and purchase, redeem, retire, defease or otherwise acquire for cash any of its capital stock or any warrants, rights or options to acquire such capital stock, if after giving effect thereto the aggregate amount of such cash so paid by the Borrower after the Closing Date in connection with any of the foregoing would be less than the difference between (A) 50% of positive Consolidated Net Income of the Borrower on a cumulative basis for all fiscal years ending on or after December 31, 1996 (MINUS 100% of any negative Consolidated Net Income for any such fiscal year) MINUS (B) the aggregate consideration paid by the Borrower in connection with any transaction permitted pursuant to Section 6.2(g)(ii).

    (h) CHANGE IN NATURE OF BUSINESS. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the Closing Date. Without limiting the generality of the foregoing, the Borrower shall not (i) permit CableData International to enter into material contracts or other agreements for the provision of, or otherwise provide, services to Persons doing business outside of the United Kingdom, Norway, Sweden, Denmark or Finland without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld), or (ii) assign or otherwise transfer to CableData International contracts or other agreements for the provision of services.

    (i) CHARTER AMENDMENTS. Amend, or permit any of its Subsidiaries to amend its certificate of incorporation or bylaws in any manner that could be adverse to the Agent or any Lender Party.

    (j) ACCOUNTING CHANGES. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles or as required by law.

    (k) PREPAYMENTS, ETC. OF DEBT. (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, other than (A) the prepayment of Debt secured by Liens permitted by Section 6.2(a)(iv) in an aggregate amount for all such prepayments not to exceed $500,000 in any fiscal year, (B) the prepayment of the Advances in accordance with the terms of this Agreement, (C) any prepayment or redemption of the Senior Notes and (D) regularly scheduled or required installment repayments or redemptions of Surviving Debt, or (ii) amend, modify or change in any manner that could be adverse to the Lender Parties any term or condition of any Debt, or permit any of its Subsidiaries to do any of the foregoing, other than to prepay Debt payable to the Borrower or any of its Subsidiaries.

    (l) AMENDMENT, ETC. OF MATERIAL CONTRACTS. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof; amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract; agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract, in each case if the effect thereof could have a Material Adverse Effect, or permit any of its Subsidiaries to do any of the foregoing.

    (m) NO NEGATIVE PLEDGES. Enter into or suffer to exist, or permit any of its Subsidiaries (other than CableLease and RPA) to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Agent and the Lender Parties, (ii) customary restrictions on further encumbrances affecting any property under the terms of any purchase money financing of such property otherwise permitted hereunder, and (iii) as set forth in the Senior Note Documents as in effect on the date hereof.

    (n) PARTNERSHIPS. Become a general partner in any general or limited partnership, or permit any of its Subsidiaries to do so.

    (o) CERTAIN COVENANTS REGARDING IBS POSTAL RELATIONS. Any contrary provision of this Agreement or any other Loan Document notwithstanding (i) the Borrower shall not and shall not permit any of its Subsidiaries to (A) sell, contribute or otherwise transfer any assets to or for the benefit of IBS Postal Relations, or (B) permit IBS Postal Relations to have any assets or liabilities (other than liabilities, such as franchise tax obligations, required by law in connection with the maintenance of its corporate existence but only for so long as is reasonably required to dissolve IBS Postal Relations) or to engage in any business activities other than business activities incidental to the dissolution of IBS Postal Relations, and (ii) the Borrower shall cause IBS Postal Relations to be dissolved as soon as is reasonably practicable.

    (p) LIMITATION ON RESTRICTIONS ON SUBSIDIARY DIVIDENDS AND OTHER DISTRIBUTIONS, ETC. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective, or permit any of its Subsidiaries (other than CableLease and RPA) to create or otherwise cause, incur, assume, suffer or permit to exist or become effective, any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person's capital stock, (b) subject to subordination provisions, pay any Indebtedness owed to the Borrower or any other Loan Party, (c) make loans or advances to any other Loan Party or (d) transfer any of its assets to any other Loan Party, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in any lease governing a leasehold interest and (ii) this Agreement and the other Loan Documents.

    SECTION VI.3 REPORTING REQUIREMENTS. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Lender Parties:

    (a) DEFAULT NOTICE. As soon as possible and in any event within three Business Days after any Loan Party first learns of the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action, if any, that the Borrower has taken and proposes to take with respect thereto.

    (b) QUARTERLY FINANCIALS. As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending as of the end of such quarter, setting forth in each case in comparative form the corresponding Consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments and footnote disclosures) by the Borrower and signed on behalf of the Borrower by its chief financial officer or chief accounting officer as having been prepared in accordance with GAAP, together with (i) a certificate of the Borrower signed on behalf of the Borrower by said officer stating that (A) no Default has occurred and is continuing and (B) as of the close of such fiscal quarter, the Borrower is in compliance with the covenants in Section 6.4 and (ii) a schedule in form and detail satisfactory to the Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 6.4.

    (c) ANNUAL FINANCIALS. As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders of Price Waterhouse LLP or other independent public accountants of recognized standing reasonably acceptable to the Required Lenders, together with (i) a certificate of such accounting firm to the Lenders stating that such accounting firm has reviewed Section 6.4 hereof (including all relevant definitions) and in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form and detail satisfactory to the Agent of the computations used by such accountants in determining, as of the end of such fiscal year, compliance with the covenants contained in Section 6.4 and (iii) a certificate of the Borrower signed on behalf of the Borrower by its chief financial officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

    (d) ANNUAL FORECASTS. As soon as available and in any event no later than 31 days after the end of each fiscal year of the Borrower, an annual forecast prepared by management of the Borrower, in form satisfactory to the Agent, consisting of a balance sheet, income statement and cash flow statement for the fiscal year following such fiscal year then ended.

    (e) ERISA EVENTS. Promptly and in any event within 10 days after any Loan Party or any of its ERISA Affiliates first learns that any ERISA Event with respect to any Loan Party or any of its ERISA Affiliates has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto.

    (f) PLAN TERMINATIONS. Promptly and in any event within three Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan of any Loan Party or any of its ERISA Affiliates or to have a trustee appointed to administer any such Plan.

    (g) MULTIEMPLOYER PLAN NOTICES. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan of any Loan Party or any of its ERISA Affiliates, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan, or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party or any of its ERISA Affiliates in connection with any event described in clause (i) or (ii).

    (h) LITIGATION. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in
Section 5.1(i).

    (i) SECURITIES REPORTS, PRESS RELEASES. Promptly after the sending or filing thereof, copies of all press releases and of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

    (j) CREDITOR REPORTS. Promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of the securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any note, indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender Parties pursuant to any other clause of this Section 6.3.

    (k) AGREEMENT NOTICES. Promptly upon receipt thereof, copies of all material notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Material Contract and, from time to time upon request by the Agent, such information and reports regarding the Material Contracts as the Agent may reasonably request.

    (l) ENVIRONMENTAL CONDITIONS. Promptly after the occurrence thereof, notice of any condition or occurrence on any property of any Loan Party or any of its Subsidiaries that results in a material noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit or could (i) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or such property that could have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

    (m) NOTIFICATION. Promptly after learning thereof, notice of (i) any substantial dispute between the Borrower and any Governmental Authority; (ii) any labor controversy which has resulted in or, to the Borrower's knowledge, threatens to result in a strike which could reasonably be expected to have a Material Adverse Affect.

    (n) OTHER INFORMATION. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Lender Party may from time to time reasonably request.

    SECTION VI.4 FINANCIAL COVENANTS. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

    (a) CONSOLIDATED TANGIBLE NET WORTH. Maintain Consolidated Tangible Net Worth, as of the last day of each fiscal quarter of the Borrower, in an amount not less than the sum of (i) $80,000,000 plus (ii) 50% of cumulative Consolidated Net Income for all fiscal quarters of the Borrower commencing with and including the fiscal quarter which began January 1, 1996 (but excluding Consolidated Net Income for any fiscal quarter for which Consolidated Net Income is a negative number) plus (iii) 75% of the net proceeds from the issuance or sale by the Borrower of any of its equity securities after the Closing Date; PROVIDED, HOWEVER, that the value of any goodwill received by the Borrower in exchange for any of its equity securities shall be excluded from the calculation of net proceeds under the foregoing subsection (iii).

    (b) CASH FLOW RATIO. Maintain for each period of four consecutive fiscal quarters of the Borrower ended as of the last day of any fiscal quarter of the Borrower ending during the fiscal years of the Borrower set forth below a Cash Flow Coverage Ratio of not less than the amount set forth below opposite such fiscal year:



              FISCAL
               YEAR                          RATIO
              ------                         -----

               1996 and 1997                 1.00 to 1.00

               1998                          1.50 to 1.00

               1999 and thereafter           2.50 to 1.00


    (c) DEBT TO EBITDA RATIO. Maintain at all times a Debt to EBITDA Ratio of not more than 2.25 to 1.00.

    (d) CABLELEASE NET WORTH. Cause CableLease to maintain at all times a ratio of (i) all liabilities of CableLease and its Subsidiaries determined on a Consolidated basis in accordance with GAAP to (ii) the excess of (A) the total assets of CableLease and its Subsidiaries determined on a Consolidated basis in accordance with GAAP MINUS goodwill and any other items that are classified as "other intangibles" in accordance with GAAP over (B) all liabilities of CableLease and its Subsidiaries determined on a Consolidated basis in accordance with GAAP of not more than 4.0 to 1.0.


                                     ARTICLE VII

                                  EVENTS OF DEFAULT

    SECTION VII.1 EVENTS OF DEFAULT. If any of the following events ("EVENTS OF DEFAULT") shall occur and be continuing:

    (a) the Borrower shall fail to pay any principal of any Advance when the same becomes due and payable, or the Borrower shall fail to pay any interest on any Advance within 2 days after the same becomes due and payable, or any Loan Party shall fail to make any other payment under any Loan Document within 5 days after the same becomes due and payable; or

    (b) any representation or warranty made by any Loan Party (or any of its officers) under any Loan Document or any written statement or certificate delivered in connection therewith shall prove to have been incorrect in any material respect when made; or

    (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 6.2, 6.3(a), (b), (c), (e), (f), (g), (h) or (l) or 6.4; or

    (d) any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to the Borrower by the Agent or any Lender Party; or

    (e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal or notional amount of at least $1,000,000 in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace or cure period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace or cure period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

    (f) any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

    (g) any judgment or order for the payment of money in excess of $500,000 (other than any such judgment or order with respect to which insurance coverage has been acknowledged by the applicable insurance company in writing as to all amounts in excess of $500,000) shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive Business Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

    (h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could have a Material Adverse Effect, and there shall be any period of 10 consecutive Business Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

    (i)  any provision of any Loan Document after delivery thereof pursuant to
Section 4.1 or Section 6.1(l) shall for any reason cease to be valid and binding on or enforceable against any Loan Party to it, or any such Loan Party shall so state in writing; or

    (j) any Person (other than Westar Capital, a California limited partnership ("WESTAR"), and its Affiliates, the then current management and employees of the Borrower and the ESOP) or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of
1934), in the aggregate, directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Borrower; or

    (k) any ERISA Event shall have occurred with respect to a Plan of any Loan Party or any of its ERISA Affiliates and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans of the Loan Parties and their ERISA Affiliates with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and their ERISA Affiliates related to such ERISA Event) exceeds $1,000,000; or

    (l) any Loan Party or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of any Loan Party or any of its ERISA Affiliates that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and their ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $1,000,000 or requires payments exceeding $500,000 per annum; or

    (m) any Loan Party or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of any Loan Party or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and their ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $1,000,000.

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances and of the L/C Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and
(ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable by the Borrower under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; PROVIDED, HOWEVER, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party or any of its Subsidiaries under the Federal Bankruptcy Code, (x) the obligation of each Lender to make Advances and of the L/C Bank to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

    SECTION VII.2 ACTIONS IN RESPECT OF THE LETTERS OF CREDIT UPON DEFAULT. If any Event of Default shall have occurred and be continuing, the Agent may (and shall at the request of the Required Lenders), irrespective of whether it is taking any of the actions described in Section 7.1 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Agent on behalf of the L/C Bank and the Revolving Lenders in same day funds at the Agent's office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agent and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Agent determines to be free and clear of any such right and claim.


                                     ARTICLE VIII

                                      THE AGENT

    SECTION VIII.1 AUTHORIZATION AND ACTION. Each Lender Party hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Debt resulting from the Advances and the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; PROVIDED, HOWEVER, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

    SECTION VIII.2 AGENT'S RELIANCE, ETC. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.7; (ii) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations made in or in connection with the Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (v) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

    SECTION VIII.3 NATIONSBANK AND AFFILIATES. With respect to its Commitments, the Advances made by it and the Notes issued to it, NationsBank shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not the Agent; and the term "Lender Party" or "Lender Parties" shall, unless otherwise expressly indicated, include NationsBank in its individual capacity. NationsBank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if NationsBank were not the Agent and without any duty to account therefor to the Lender Parties.

    SECTION VIII.4 LENDER PARTY CREDIT DECISION. Each Lender Party acknowledges that it has, independently and without reliance upon the Agent or any other Lender Party and based on the financial statements referred to in
Section 5.1 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

    SECTION VIII.5 INDEMNIFICATION. (a) Each Lender Party severally agrees to indemnify the Agent and the Arranger (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party's ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, the Arranger or any of their respective officers, directors, employees, agents or advisors in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent or the Arranger under the Loan Documents; PROVIDED, HOWEVER, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Person seeking such indemnification. Without limitation of the foregoing, each Lender Party agrees to reimburse the Agent and the Arranger promptly upon demand for its ratable share of any costs and expenses payable by the Borrower under Section 9.4, to the extent that the Agent or the Arranger is not promptly reimbursed for such costs and expenses by the Borrower. For purposes of this Section 8.5, the Lenders' respective ratable shares of any amount shall be determined, at any time, according to the sum of (a) the aggregate principal amount of the Revolving Advances outstanding at such time and owing to the Revolving Lenders, (b) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time, and (c) their respective Unused Revolving Commitments at such time. The failure of any Lender Party to reimburse the Agent or the Arranger promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the Agent and the Arranger as provided herein shall not relieve any other Lender Party of its obligations hereunder to reimburse the Agent or the Arranger for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Agent or the Arranger for such other Lender Party's ratable share of such amount.

    (b) Each Lender Party severally agrees to indemnify the L/C Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party's ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the L/C Bank or any of its officers, directors, employees, agents or advisors in any way relating to or arising out of any Letter of Credit or the Loan Documents or any action taken or omitted by the L/C Bank under any Letter of Credit or the Loan Documents; PROVIDED, HOWEVER, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the L/C Bank's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender Party agrees to reimburse the L/C Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.4, to the extent that the L/C Bank is not promptly reimbursed for such costs and expenses by the Borrower. The failure of any Lender Party to reimburse the L/C Bank promptly upon demand for its Pro Rata Share of any amount required to be paid by the Lender Parties to the L/C Bank as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the L/C Bank for its Pro Rata Share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the L/C Bank for such other Lender Party's Pro Rata Share of such amount.

    (c) Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 8.5 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

    SECTION VIII.6 SUCCESSOR AGENTS. The Agent may resign as to any or all of the Facilities effective 30 days after giving written notice thereof to the Lender Parties and the Borrower (or upon the appointment of a successor Agent prior thereto) and, upon show of cause, may be removed as to all the Facilities at any time by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint another Lender Party or, with the prior consent of the Borrower (which consent shall not be unreasonably withheld or delayed), any other Person as successor Agent as to such of the Facilities as to which the Agent has resigned or been removed. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, reasonably acceptable to the Borrower, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to all Facilities, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent as to such Facilities, other than with respect to funds transfers and other similar aspects of the administration of Borrowings under the Facilities, issuances of Letters of Credit (notwithstanding any resignation as Agent with respect to the L/C Subfacility) and payments by the Borrower in respect of such Facilities, and the retiring Agent shall be discharged from its duties and obligations under this Agreement as to such Facilities, other than as aforesaid. After any retiring Agent's resignation or removal hereunder as Agent as to all of the Facilities, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent as to any of the Facilities under this Agreement.

                                      ARTICLE IX

                                    MISCELLANEOUS

    SECTION IX.1 AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lender Parties, do any of the following at any time: (i) waive any of the conditions specified in Section 4.1, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number or percentage of Lender Parties, that shall be required for the Lender Parties or any of them to take any action hereunder, (iii) except as contemplated by the Loan Documents, release any Subsidiary of the Borrower from liability under any Subsidiary Guaranty entered into pursuant to Sections 4.1(e)(viii) or 6.1(l) or (iv) amend this Section 9.1, and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender Party that has a Commitment under the Facility affected by such amendment, waiver or consent, (i) increase the Commitments of such Lender Party,
(ii) subject such Lender Party to any additional obligations, (iii) reduce the principal of, or interest on, the Advances held by such Lender Party or any fees or other amounts payable hereunder to such Lender Party, or (iv) postpone any date fixed for any payment of principal of, or interest on, the Advances held by such Lender Party or any fees or other amounts payable hereunder to such Lender Party; PROVIDED FURTHER that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender or the L/C Bank, as the case may be, in addition to the Lender Parties required above to take such action, affect the rights or obligations of the Swing Line Lender or the L/C Bank, as the case may be, under this Agreement; and PROVIDED FURTHER that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lender Parties required above to take such action, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

    SECTION IX.2 NOTICES, ETC. All notices, consents and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered by an overnight courier of nationally recognized standing, if to the Borrower, at its address at 2969 Prospect Park Drive, Rancho Cordova, California 95670, Telecopier No. (916) 636-5833, Attention: Douglas L. Shurtleff, Senior Vice President, Finance (with a copy to Mary G. Jordan, Esq., General Counsel, at such address); if to any Initial Lender or the L/C Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; and if to the Agent, at its address at 901 Main Street, 13th Floor, Dallas, Texas 75202, Telecopier No. (214) 508-2118, Attention: Agency Services - Marie Lancaster, with a copy to NationsBank, One Embarcadero Center, Suite 3860, San Francisco, California 94111, Telecopier No. (415) 438-3912, Attn: Ms. E. Brooke Berg, Vice President; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, or delivered by overnight courier be effective (in the case of the mail, three Business Days after deposited in the mail), when delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback, delivered to the cable company or delivered to the overnight courier, respectively, except that notices and communications to the Agent pursuant to Article II, III, IV, VII or VIII shall not be effective until received by the Agent.

    SECTION IX.3 NO WAIVER; REMEDIES. No failure on the part of any Lender Party or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

    SECTION IX.4 COSTS, EXPENSES AND TAXES. (a) The Borrower agrees to pay on demand (i) all reasonable costs and expenses of the Agent and the Arranger in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents and the syndication of the Revolving Commitments (including, without limitation, (A) all reasonable due diligence, transportation, appraisal, audit, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto, with respect to advising the Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Agent and the Lender Parties in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel for the Agent and each Lender Party with respect thereto).

    (b) The Borrower agrees to indemnify and hold harmless the Agent, the Arranger and each Lender Party and each of their Affiliates and their officers, directors, employees, attorneys, agents and advisors (each, an "INDEMNIFIED PARTY") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) this Agreement, the Loan Documents or the transactions contemplated hereby or the use of proceeds of Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. The Borrower also agrees not to assert any claim against the Agent, the Arranger, any Lender Party, any of their Affiliates, or any of their respective directors, officers, employees, attorneys, advisors or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein or in any other Loan Document or the actual or proposed use of the proceeds of the Advances.

    (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or conversion pursuant to Section 2.8, acceleration of the maturity of the Advances pursuant to Section 7.1 or for any other reason, the Borrower shall, upon written demand by such Lender Party (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance. A certificate of such Lender Party setting forth in reasonable detail the basis for such losses, costs or expenses and the computation thereof shall be conclusive and binding for all purposes, absent manifest error.

    (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Agent or any Lender Party, in its sole discretion.

    (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.8, and 2.10 and this Section 9.4 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

    SECTION IX.5 RIGHT OF SET-OFF. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 7.1 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 7.1, each Lender Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Note or Notes held by such Lender Party, irrespective of whether such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Lender Party agrees promptly to notify the Borrower after any such set-off and application; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender Party may have.

    SECTION IX.6 BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender and the L/C Bank that such Initial Lender and such L/C Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

    SECTION IX.7 ASSIGNMENTS AND PARTICIPATIONS. (a) Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments or Commitments, the Advances owing to it and the Note or Notes held by it), but excluding, in the case of the L/C Bank, its rights and obligations to Issue Letters of Credit hereunder; PROVIDED, HOWEVER, that (i) any such assignment (other than any assignment to an existing Lender) shall be in a minimum aggregate amount of $5,000,000 (of, if less, the remaining amount of the Commitment being assigned by such Lender) of the Commitments or an integral multiple of $1,000,000 in excess thereof, (ii) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more of the Facilities, (iii) each such assignment shall be to an Eligible Assignee and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of

$2,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

    (b) The L/C Bank may assign to an Eligible Assignee all (but not less than all) of its rights and obligations to Issue Letters of Credit hereunder; PROVIDED, HOWEVER, that (i) each such assignment shall be to an Eligible Assignee to whom a Lender has assigned a portion of its Revolving Commitments and (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $2,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of the L/C Bank hereunder and the L/C Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance (but, in any event, not with respect to any outstanding Letter of Credit issued by such L/C Bank), relinquish its rights and be released from its obligations under this Agreement and such L/C Bank shall cease to be a party hereto to such extent.

    (c) By executing and delivering an Assignment and Acceptance, the Lender Party assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Loan Party or the performance or observance by the Borrower or any other Loan Party of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 5.1(f) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender Party.

    (d) The Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

    (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, on request, execute and deliver to the Agent in exchange for any surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under a Facility pursuant to such Assignment and Acceptance and, if the assigning Lender Party has retained a Commitment hereunder under such Facility, a new Note to the order of the assigning Lender Party in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or A-2 hereto, as the case may be.

    (f) Each Lender Party may sell participations in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes, if any, held by it); PROVIDED, HOWEVER, that (i) such Lender Party's obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except and solely to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation or, except as contemplated by the Loan Documents, release of any Subsidiary of the Borrower from liability under any Subsidiary Guaranty entered into pursuant to Sections 4.1(e)(viii) or 6.1(l).

    (g) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.7, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; PROVIDED, that such assignee or participant or proposed assignee or participant agrees to maintain the confidentiality of any confidential information delivered pursuant hereto.

    (h) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes, if any, held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

    SECTION IX.8 GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.

    SECTION IX.9 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

    SECTION IX.10 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE BORROWER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE. THE BORROWER IRREVOCABLY

CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS NOTICE ADDRESS SPECIFIED IN SECTION 9.2, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. EACH OF THE BORROWER, THE AGENT AND EACH LENDER PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION (INCLUDING WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ANY LENDER PARTY TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

    SECTION IX.11 PERFORMANCE OF OBLIGATIONS. The Borrower agrees that the Agent may, but shall have no obligation to, make any payment or perform any act required of the Borrower under any Loan Document or take any other action which the Agent in its discretion deems necessary or desirable to protect or preserve any and all assets of the Borrower and its Subsidiaries, including, without limitation, any action to (a) pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any such assets and (b) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof. The Agent shall use its best efforts to give the Borrower notice of any action taken under this Section 9.11 prior to the taking of such action or promptly thereafter. Any funds advanced by the Agent under this Section 9.11 shall constitute Obligations hereunder and shall be repaid by the Borrower on demand with interest from the date of disbursement by the Agent to the date of payment by the Borrower accrued at the rate applicable at the time interest accrues to a Borrowing of Base Rate Advances.

    SECTION IX.12 LENDER PARTIES' ACTION FOR THEIR OWN PROTECTION ONLY. The authority herein conferred upon the Agent and the Lender Parties, and any action taken by the Agent and the Lender Parties to review, approve, consult with or be consulted by or otherwise affect the business and operations of the Borrower, will be exercised and taken by the Lender Parties, their agents and representatives for their own protection only and may not be relied upon by the Borrower or any third party for any purposes whatever; and neither the Lender Parties, nor their agents or representatives shall be assumed to have assumed any responsibility to the Borrower with respect to any such action herein authorized or taken with respect to the Borrower, or the business or operations of the Borrower. Any review, investigation or inspection conducted by the Lender Parties or their agents or representatives in order to verify independently the Borrower's satisfaction of any conditions precedent to the disbursement of any Advances, the Borrower's performance of any of its covenants, agreements and obligations under the Loan Documents, or the validity of any representations and warranties made by the Borrower under the Loan Documents (regardless of whether or not the party conducting such review, investigation or inspection should have discovered that any of such conditions precedent were not satisfied or that any such covenants, agreements or obligations were not performed or that any such representations or warranties were not true) shall not affect (or constitute a waiver by the Agent or the Lender Parties of) (a) any of the representations and warranties made by the Borrower under the Loan Documents or the Agent's or the Lender Parties' reliance thereon or (b) the Agent's or the Lender Parties' reliance upon any certifications of the Borrower, its agents or representatives required under the Loan Documents or any other facts, information or reports furnished to the Agent's or the Lender Parties by the Borrower, its agents or representatives.

    SECTION IX.13 CHANGE IN ACCOUNTING PRINCIPLES. If any changes in accounting principles from those used in the preparation of the financial statements referred to in Section 5.1(f) are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrower with the agreement of its independent public accountants and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms found in Sections 6.2 or 6.4, the parties hereto agree to enter into negotiations in order to amend such provisions so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such changes as if such changes had not been made; PROVIDED, that no change in generally accepted accounting principles that would affect the method of calculation of any of the financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Required Lenders, to so reflect such change in accounting principles.

    SECTION IX.14 ENTIRE AGREEMENT. This Agreement, taken together with all of the other Loan Documents and the Fee Letter and all certificates and other documents delivered by the Borrower to the Agent or the Lender Parties on or after the date hereof, embodies the entire agreement and supersedes all prior agreements, written and oral, including, without limitation, NationsBank's September 5, 1996 commitment letter, accepted by the Borrower, relating to the subject matter hereof.

    SECTION IX.15 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND EACH LENDER PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE AGENT, THE ARRANGER OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

    SECTION IX.16   TERMINATION OF EXISTING CREDIT AGREEMENTS.  This
Agreement shall become effective at such time on or after the Closing Date and satisfaction, or waiver by each of the Loan Parties, of the conditions precedent set forth in Section 4.1 when it shall have been executed by the Borrower and each Lender Party and, thereafter, this Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender Party and their respective successors and assigns. At such time as this Agreement shall have become effective pursuant to the terms of the immediately preceding sentence, each Existing Credit Agreement, the Commitments thereunder and as defined therein, and each other agreement executed in connection therewith shall be terminated.

BORROWER:               USCS INTERNATIONAL, INC.


                        By:__________________________________________
                           Title:



AGENT AND LENDERS:      NATIONSBANK OF TEXAS, N.A., in its capacity as
                        Agent, the L/C Bank and the Swing Line Bank and in its capacity as a Lender


                        By:__________________________________________
                           Title:


                        MELLON BANK, N.A.,


                        By:__________________________________________
                           Title:

                                      SCHEDULE I


LENDER:                                COMMITMENTS:

NationsBank of Texas, N.A.             Revolving Commitment:    $27,500,000.00
1 Embarcadero Center
Suite 3860                             Swingline Commitment:    $5,000,000.00
San Francisco, CA  94111
Attn:    E. Brooke Berg                L/C Commitment:          $10,000,000.00
Telefax: 415-438-3912


Mellon Bank, N.A.                      Revolving Commitment:    $22,500,000.00
300 S. Grand, Suite 3800
Los Angeles, CA  90071
Attn:    Everett Orrick
Telefax: 213-617-9691


                                     - 1 -